Filed Pursuant to Rule 424(b)(5)

File Nos. 333-120202

333-120202-01

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 22, 2004

Ps.5,000,000,000

América Móvil, S.A. de C.V.

9% Senior Notes Due January 15, 2016

Unconditionally Guaranteed by

Radiomóvil Dipsa, S.A. de C.V.

The notes will mature on January 15, 2016. We will pay interest on the notes on January 15 and July 15 of each year. The first interest payment will be made on January 17, 2006. Payment of principal, interest, additional amounts and all other amounts in respect of the notes will be made in U.S. dollars, unless a holder of notes elects to be paid in Mexican pesos as described in this prospectus supplement.

Our wholly-owned subsidiary Radiomóvil Dipsa, S.A. de C.V., also known as “Telcel,” has irrevocably and unconditionally agreed to guarantee the payment of principal, interest, additional amounts and all other amounts in respect of the notes.

In the event of certain changes in the applicable rate of Mexican withholding taxes on interest, we may redeem the notes, in whole but not in part, at a price equal to 100% of their principal amount plus accrued interest and any additional amounts due thereon to the redemption date.

We will apply to have the notes admitted to trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-12 of this prospectus supplement and page 4 of the accompanying prospectus.

	Price to Public(1)(2)		Underwriting Discount and Commissions		Proceeds to América Móvil
Per Note		99.143%		0.250%		98.893%
Per Note in U.S. Dollars(3)	U.S.$	91,657.34	U.S.$	231.12	U.S.$	91,426.22
Total	U.S.$	458,286,723	U.S.$	1,155,620	U.S.$	457,131,103

(1)	Purchasers of notes may make the payment of the price to public in U.S. dollars based on an exchange rate on September 29, 2005 of Ps.10.8167 = U.S.$1.00. Alternatively, purchasers of notes may make the payment of the price to public in Mexican pesos (Ps.991,430 per note).
(2)	Plus accrued interest, if any, from October 5, 2005.
(3)	The per note minimum domination is Ps.1,000,000.

Delivery of the notes will be made in book-entry form through the facilities of Clearstream Banking, Société Anonyme and Euroclear Bank S.A./N.V. on or about October 5, 2005.

        THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES OR “CNBV”). THE NOTES HAVE BEEN REGISTERED WITH THE SPECIAL SECTION (SECCIÓN ESPECIAL) OF THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE CNBV. SUCH REGISTRATION DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE NOTES OR OUR SOLVENCY. THE NOTES HAVE NOT BEEN REGISTERED WITH THE SECURITIES SECTION (SECCIÓN DE VALORES) OF THE NATIONAL SECURITIES REGISTRY, AND THEREFORE THE NOTES MAY NOT BE PUBLICLY OFFERED OR SOLD IN MEXICO. ANY MEXICAN INVESTOR THAT ACQUIRES NOTES WILL DO SO UNDER ITS OWN RESPONSIBILITY. IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, REGARDLESS OF THEIR NATIONALITY AND EXPERTISE, MUST RELY ON THEIR OWN EXAMINATION OF US AND TELCEL.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Credit Suisse First Boston

Deutsche Bank Securities

The date of this prospectus supplement is September 29, 2005

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

EXCHANGE RATES

Mexico has a free market for foreign exchange, and the Mexican government allows the peso to float freely against the U.S. dollar. The peso was relatively stable from 1999 until 2001. From 2002 to 2004, the peso generally declined in value against the U.S. dollar. There can be no assurances that the government will maintain its current policies with regard to the peso or that the peso will not further depreciate or appreciate significantly in the future.

The following table sets forth, for the periods indicated, the high, low, average and period-end noon buying rate in New York City for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. dollar. The rates have not been restated in constant currency units and therefore represent nominal historical figures.

Period	Low	High	Average(1)	Period End
2000	10.0870	9.1830	9.4717	9.6180
2001	9.9700	8.9500	9.3300	9.1560
2002	10.4250	9.0000	9.6630	10.4250
2003	11.4060	10.1130	10.8463	11.2420
2004	11.6350	10.8050	11.3095	11.1540

2005:
January	11.4110	11.1715
February	11.2060	11.0430
March	11.3295	11.0040
April	11.2298	11.0360
May	11.0330	10.8850
June	10.8825	10.7560
July	10.8010	10.5855
August	10.8950	10.5750
September (through September 28)	10.8880	10.6800

(1)	Average of month-end rates.

On September 28, 2005 the noon buying rate was Ps.10.8410 to U.S.$1.00.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail elsewhere or in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

América Móvil

With 73.8 million wireless subscribers in eleven countries at June 30, 2005 (compared to 61.1 million at December 31, 2004 and 50.3 million at June 30, 2004), we are the largest provider of wireless communications services in Latin America based on the number of subscribers. Because our focus is on Latin America, a substantial majority of our wireless subscribers are prepaid customers. We also had an aggregate of approximately 2.0 million fixed lines in Guatemala, Nicaragua and El Salvador at June 30, 2005, making us the largest fixed-line operator in Central America based on the number of subscribers. In recent years, we have deployed or upgraded GSM networks in Mexico, Brazil, Colombia, Ecuador, Guatemala, El Salvador, Nicaragua, Argentina, Uruguay and Honduras and are currently deploying GSM networks in Paraguay, Chile and Peru.

For the six months ended June 30, 2005, we had operating revenues of Ps.81,391 million (U.S.$7,507 million) and net income of Ps.12,388 million (U.S.$1,143 million), compared to operating revenues of Ps.61,050 million, and net income of Ps.7,588 million for the corresponding period of 2004, in each case based on Mexican GAAP. For the year ended December 31, 2004, we had operating revenues of Ps.134,747 million (U.S.$12,427 million) and net income of Ps.16,513 million (U.S.$1,523 million), as compared to operating revenues of Ps.90,401 million and net income of Ps.15,812 million for the year ended December 31, 2003, in each case based on Mexican GAAP. At June 30, 2005, we had total assets of Ps.208,033 million (U.S.$19,186 million) and total stockholders’ equity of Ps.81,586 million (U.S.$7,524 million), in each case based on Mexican GAAP.

Our principal operations are:

•	Mexico. Through Radiomóvil Dipsa, S.A. de C.V., which operates under the name “Telcel,” we provide cellular telecommunications service in all nine regions in Mexico, with a network covering approximately 36.1% of the geographical area of Mexico, including all major cities, and approximately 90.2% of Mexico’s population. With 32.3 million subscribers at June 30, 2005, Telcel is the largest provider of wireless telecommunications services in Mexico. For the six months ended June 30, 2005, Telcel had operating revenues of Ps.40,952 million (U.S.$3,777 million), as compared to Ps.33,750 million (U.S.$3,113 million) for the same period in 2004. Our Mexican operations represented approximately 50.3% of our consolidated revenues in the first six months of 2005. For the year ended December 31, 2004, Telcel had operating revenues of Ps.70,822 million (U.S.$6,532 million). Our Mexican operations represented approximately 52.5% of our consolidated operating revenues in 2004.

•	Brazil. With approximately 16.2 million subscribers as of June 30, 2005, we are one of the three largest providers of wireless telecommunications services in Brazil based on the number of subscribers. We operate in Brazil through our subsidiary, Telecom Americas, and a number of operating companies, under a unified brand name, “Claro.” Our network covers the principal cities in Brazil (including São Paulo and Rio de Janeiro). For the six months ended June 30, 2005, Telecom Americas had operating revenues of Ps.14,160 million (U.S.$1,306 million) as compared to Ps.9,125 million (U.S.$842 million) for the same period in 2004. Our Brazilian operations represented approximately 17.4% of our consolidated operating revenues for the first six months of 2005. For the year ended December 31, 2004, Telecom Americas had operating revenues of Ps.22,988 million (U.S.$2,120 million), which represented approximately 17.1% of our consolidated operating revenues in 2004.

•	Argentina. In 2003, we acquired CTI, which provides nationwide wireless services in Argentina. CTI operates under the “CTI Móvil” brand. With approximately 4.9 million subscribers as of June 30, 2005, we are the second largest wireless operator in Argentina measured by the number of subscribers.

•	Central America. We provide fixed-line and wireless services in Guatemala, El Salvador and Nicaragua, through our subsidiaries Telgua, CTE and ENITEL. We also provide wireless services in Nicaragua through our subsidiary Sercom Nicaragua and in Honduras through our subsidiary Megatel de Honduras. As of June 30, 2005, we had approximately 3.1 million wireless subscribers in Central America.

•	Colombia. We provide wireless telecommunications service in Colombia through Comcel, S.A. under the “Comcel” brand. With approximately 9.2 million subscribers as of June 30, 2005, we are the largest wireless operator in the country measured by the number of subscribers.

•	Ecuador. With approximately 3.1 million subscribers as of June 30, 2005, Conecel, our subsidiary in Ecuador, is the largest wireless operator in Ecuador measured by the number of subscribers. Conecel operates under the “Porta” brand.

•	United States. Our U.S. subsidiary, TracFone, is engaged in the sale and distribution of prepaid wireless services and wireless phones throughout the United States, Puerto Rico and the U.S. Virgin Islands. As of June 30, 2005, we had approximately 4.9 million subscribers in the United States.

Recent Acquisitions

On July 13, 2005, we acquired for U.S.$26 million a 100% interest in Hutchison Telecommunications Paraguay, S.A. (now AMX Paraguay S.A.), a company that provides wireless services in Paraguay. AMX Paraguay had approximately 130,000 subscribers as of June 30, 2005.

On August 3, 2005, we acquired for approximately U.S.$505 million a 100% interest in Smartcom, S.A., a company that provides wireless services in Chile. Smartcom had approximately 1.7 million subscribers as of June 30, 2005.

On August 10, 2005, we acquired for approximately €330 million (based on an enterprise value of €407 million) a 100% interest in TIM Peru S.A.C. (now América Móvil Peru, S.A.C.), a company that provides wireless services in Peru. América Móvil Peru had approximately 1.4 million wireless subscribers as of June 30, 2005.

Other Developments

In July 2005, we concluded the previously announced 3-for-1 split of our ordinary shares.

Our principal executive offices are at Lago Alberto 366, Edificio Telcel I, Piso 2, Colonia Anáhuac, 11320, México D.F., México. Our telephone number is (5255) 2581-4411.

SUMMARY OF THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Summary of the Offering

Notes being offered	Ps.5,000,000,000 aggregate principal amount of 9% Senior Notes due January 15, 2016.

Issuer	América Móvil, S.A. de C.V.

Guarantor	Radiomóvil Dipsa, S.A. de C.V. (also known as “Telcel”).

Price to public	99.143%. The price to public may be paid in U.S. dollars based on an exchange rate on September 29, 2005 of Ps.10.8167 = U.S.$1.00. Alternatively, the price to public may be paid in Mexican pesos.

Maturity	January 15, 2016.

Interest rate	The notes will bear interest at the rate of 9% per year from October 5, 2005.

Interest payment dates	Interest on the notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 17, 2006.

In the event that an interest payment date is not a business day, then interest will be paid on the next business day, with interest accruing on the principal amount at the applicable interest rate on the notes to (but excluding) that next business day.

Payment currency

Payment of principal, interest, additional amounts and any other amounts due in respect of the notes will be made, except as provided below, in U.S. dollars in amounts determined by the calculation agent by translating the Mexican peso amounts into U.S. dollars at the Settlement Rate on the applicable Rate Calculation Date. See “Description of Notes—General—Payment Currency—Payment in U.S. Dollars” in this prospectus supplement.

A holder of the notes may elect to receive payments in Mexican pesos by providing notice as set forth under “Description of Notes—General—Payment Currency—Election for Payment in Mexican Pesos” in this prospectus supplement.

We anticipate that holders who own beneficial interests in the notes through S.D. Indeval S.A. de C.V., Institución para el Depósito de Valores (“Indeval”), in Mexico will receive payments in Mexican pesos (rather than U.S. dollars). See “Form of Notes, Clearing and Settlement—Indeval” in this prospectus supplement.

Guarantee	Payments of principal, interest, additional amounts and any other amounts due in respect of the notes will be irrevocably and unconditionally guaranteed by Telcel.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt. The guarantees will be unsecured and unsubordinated obligations of Telcel and will rank equally in right of payment with all other unsecured and unsubordinated debt of Telcel. The notes and the guarantees will be effectively subordinated to all of our and Telcel’s existing and future secured obligations and to all existing and future indebtedness of our subsidiaries other than Telcel. The notes do not restrict our ability or the ability of Telcel or our other subsidiaries to incur additional indebtedness in the future. At June 30, 2005, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated obligations under indebtedness and guarantees of subsidiary indebtedness of approximately Ps.59,333 million (U.S.$5,472 million). At June 30, 2005, Telcel had, on an unconsolidated basis, unsecured and unsubordinated obligations under indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.55,699 million (U.S.$5,137 million), excluding subordinated debt owed to us or other of our subsidiaries.

Use of proceeds

We intend to use the net proceeds from the sale of the notes for general corporate purposes, including funding of capital expenditures, working capital, possible acquisitions, and, subject to market conditions, repayment of short-term debt.

Payment of additional amounts

If you are not a resident of Mexico for tax purposes, payments of interest on the notes to you will generally be subject to Mexican withholding tax at a rate of 4.9% or, under certain circumstances, 10%. See “Taxation—Mexican Tax Considerations” in this prospectus supplement and “Taxation—Mexican Tax Considerations” in the accompanying prospectus. We will only pay additional amounts in respect of those payments of interest made to non-Mexican residents so that the amount such holders receive after Mexican withholding tax is paid equals the amount that such holders would have received if no such Mexican withholding tax had been applicable, subject to some exceptions as described under “Description of Notes—Payment of Additional Amounts” in this prospectus supplement and “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Tax redemption

If, due to changes in Mexican tax laws after September 29, 2005, we would be obligated to pay additional amounts on the notes in excess of those attributable to a Mexican withholding tax rate of 10%, we may redeem the outstanding notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued interest and any additional amounts due thereon to the redemption date.

Form and denomination

The notes will be issued only in registered form without coupons and in denominations of Ps.1,000,000 (equivalent to U.S.$92,449.64 based on an exchange rate on September 29, 2005 of Ps.10.8167 = U.S.$1.00) principal amount and integral multiples of Ps.100,000 (equivalent to U.S.$9,244.96 based on such exchange rate) in excess thereof. The notes will be represented by a global note. We will not issue certificated notes to you except in limited circumstances described in this prospectus supplement. Beneficial interests in the global note will be shown on, and transfers of beneficial interest in that global note will be made through, records maintained at Clearstream Banking, Société Anonyme and Euroclear Bank S.A./N.V.

Listing

We will apply to have the notes admitted to trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange. Listing is subject to approval by the EuroMTF. We may decide to delist the notes and/or seek an alternative listing for the notes on another stock exchange, although there can be no assurance that an alternative listing will be obtained.

Trustee, registrar, principal paying agent, transfer agent and calculation agent	JPMorgan Chase Bank, N.A.

Luxembourg paying agent and transfer agent	JPMorgan Bank Luxembourg S.A.

Luxembourg listing agent	JPMorgan Bank Luxembourg S.A.

Governing law	State of New York.

Risk factors

Prospective purchasers of notes should consider carefully all of the information included in this prospectus supplement and the accompanying prospectus and, in particular, the information set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus before making an investment in the notes.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following tables present summary consolidated financial and operating data of América Móvil and summary unconsolidated financial and operating data of Telcel at the dates and for the periods indicated. You should read the information below in conjunction with América Móvil’s audited consolidated financial statements as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 and notes to these financial statements included in the 2004 Form 20-F, which have been incorporated by reference into the accompanying prospectus, and “Item 5—Operating and Financial Review and Prospects” in our 2004 Form 20-F incorporated by reference into the accompanying prospectus.

Our audited consolidated financial statements included in our 2004 Form 20-F incorporated by reference into the accompanying prospectus have been prepared in accordance with Mexican GAAP and presented in Mexican pesos. Mexican GAAP differs in certain respects from U.S. GAAP. Note 22 to our audited consolidated financial statements included in our 2004 Form 20-F provides a description of the principal differences between Mexican GAAP and U.S. GAAP, as they relate to us; a reconciliation to U.S. GAAP of operating income, net income and total stockholders’ equity; and a condensed statement of cash flows under U.S. GAAP.

Pursuant to Mexican GAAP, in our financial statements and the selected financial information set forth below:

•	nonmonetary assets (including plant, property and equipment of Mexican origin) and stockholders’ equity are restated for inflation based on the Mexican National Consumer Price Index; plant, property and equipment of non-Mexican origin are restated based on the rate of inflation in the country of origin and converted into Mexican pesos using the prevailing exchange rate at the balance sheet date;

•	gains and losses in purchasing power from holding monetary liabilities or assets are recognized in income; and

•	statements are restated in constant pesos as of the most recent balance sheet. Unless otherwise specified, our audited consolidated financial statements and the other annual financial information contained in this prospectus supplement are stated in constant pesos with purchasing power as of December 31, 2004, and our unaudited interim financial information contained in this prospectus supplement are stated in constant pesos with purchasing power as of June 30, 2005. As a result of Mexican inflation during the first six months of 2005, one peso of December 31, 2004 purchasing power is equal to 1.0084 pesos of June 30, 2005 purchasing power. Accordingly, although we do not consider the change in purchasing power to be material, our unaudited interim financial information is not directly comparable to our consolidated audited financial statements and other annual financial information contained in this prospectus supplement because they are stated in constant pesos as of different dates.

The effect of inflation accounting under Mexican GAAP has not been reversed in the reconciliation to U.S. GAAP of operating income, net income and total stockholders’ equity, except with respect to the methodology for restatement of imported telephone plant. See Note 22 to our audited consolidated financial statements included in our 2004 Form 20-F.

This prospectus supplement contains translations of various peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the nominal peso or constant peso amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. We have translated peso amounts into U.S. dollars using the exchange rate of Ps.10.8428 to U.S.$1.00, which is the exchange rate reported by Banco de México for June 30, 2005. Accordingly, convenience translation figures presented in this prospectus supplement are not comparable to those presented in our 2004 Form 20-F.

The consolidated financial statement data of América Móvil in the tables as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements included in our 2004 Form 20-F, which have been reported on by Mancera S.C., a member practice of Ernst & Young Global, independent auditors. These audited financial statements are stated in constant pesos of purchasing power as of December 31, 2004. The following tables also present selected financial data of América Móvil as of earlier dates and for earlier years, which have been prepared in a manner consistent with the information set forth in the consolidated financial statements. In addition, the following tables include selected unconsolidated financial and operating data of Telcel.

	As of and for the year ended December 31,
	2000		2001		2002		2003		2004		2004
	(millions of constant pesos as of December 31, 2004)(1)										(millions of U.S. dollars)(1)
Income Statement Data:
Mexican GAAP
Operating revenues	Ps.	34,789	Ps.	47,816	Ps.	62,843	Ps.	90,401	Ps.	134,747	U.S.$	12,427
Operating costs and expenses		31,431		40,796		49,189		71,509		111,253		10,261
Including:
Depreciation and amortization		3,571		5,175		9,053		14,598		18,595		1,715
Operating income		3,358		7,020		13,654		18,892		23,494		2,167
Comprehensive financing cost (income)		(1,258)		700		1,076		(2,233)		(1,908)		(176)
Net income (loss)		1,046		(957)		5,032		15,812		16,513		1,523
Net income (loss) per share:
Basic(2)		0.07		(0.07)		0.38		1.22		1.32		0.12
Diluted(3)		0.07		(0.07)		0.38		1.22		1.32		0.12
Dividends declared per share(4)		—		0.040		0.044		0.060		0.120		0.011
Dividends paid per share(5)		—		0.030		0.043		0.056		0.105		0.009
Weighted average number of shares outstanding (millions):
Basic		—		13,199		13,123		12,912		12,502
Diluted		—		13,199		13,123		12,914		12,506

U.S. GAAP
Operating revenues(6)	Ps.	31,559	Ps.	43,095	Ps.	58,589	Ps.	86,058	Ps.	126,696	U.S.$	11,685
Operating costs and expenses		29,264		36,635		44,586		66,560		104,417		9,630
Including:
Depreciation and amortization		3,888		5,781		8,560		14,282		18,250		1,683
Operating income		2,295		6,460		14,003		19,498		22,279		2,055
Comprehensive financing cost (income)		(1,559)		765		749		(2,075)		(2,364)		(218)
Net income (loss)		(494)		(705)		6,350		15,672		16,663		1,537
Net income (loss) per share:
Basic(2)		(0.03)		(0.05)		0.48		1.21		1.33		0.12
Diluted(3)		(0.03)		(0.05)		0.48		1.21		1.33		0.12

Balance Sheet Data:
Mexican GAAP
Property, plant and equipment, net	Ps.	39,506	Ps.	46,214	Ps.	66,263	Ps.	74,855		Ps.84,913	U.S.$	7,831
Total assets		106,091		107,118		123,638		157,762		194,621		17,949
Short-term debt and current portion of long-term debt		8,032		7,288		11,189		12,737		5,392		497
Long-term debt		1,410		17,539		39,340		39,135		56,067		5,171
Total stockholders’ equity(7)		79,036		65,463		53,800		72,804		77,568		7,154
Capital stock		32,845		32,820		32,812		32,810		32,795		3,025
Number of outstanding shares (millions):
Series AA		3,266		3,807		3,647		3,647		3,647
Series A		339		315		291		279		265
Series L		10,405		9,077		8,978		8,910		8,352

(Footnotes on next page)

	As of and for the year ended December 31,
	2000		2001		2002		2003		2004		2004
	(millions of constant pesos as of December 31, 2004)(1)										(millions of U.S. dollars)(1)

U.S. GAAP
Property, plant & equipment, net	Ps.	39,611	Ps.	49,563	Ps.	67,468	Ps.	80,884		Ps.95,116	U.S.$	8,772
Total assets		108,214		111,494		126,871		166,817		208,166		19,199
Short-term debt and current portion of long-term debt		8,133		7,288		11,189		12,737		5,392		497
Long-term debt		1,427		17,539		39,340		39,135		56,067		5,171
Minority interest		2,553		865		1,288		5,363		1,659		153
Total stockholders’ equity		74,716		65,865		53,004		74,861		85,145		7,853
Capital stock		33,258		33,234		33,226		33,224		33,209		3,063

Subscriber Data:

Number of subscribers (in thousands)		17,124		26,594		31,600		43,725		61,107
Subscriber growth		—		55.3%		18.8%		38.4%		39.8%

TELCEL

Income Statement Data: (unconsolidated)

Mexican GAAP
Operating revenues	Ps.	27,203	Ps.	37,301	Ps.	44,608	Ps.	55,189	Ps.	70,822	U.S.$	6,532
Operating costs and expenses(8)		21,178		28,632		36,366		44,263		55,355		5,105
Operating income		6,025		8,669		8,242		10,926		15,466		1,426

Balance Sheet Data: (unconsolidated)

Mexican GAAP
Total assets(9)	Ps.	70,575	Ps.	78,072	Ps.	83,031	Ps.	63,312	Ps.	74,140	U.S.$	6,838
Total debt with third parties(10)		2,029		2,614		2,236		3,177		4,128		381
Total liabilities(9)		44,877		49,087		49,021		52,711		56,453		5,207

Subscriber Data:
Number of subscribers (in thousands)		10,462		16,965		20,067		23,444		28,850
Subscriber growth		98.4%		62.2%		18.3%		16.8%		23.1%

(1)	Except per share, share capital and subscriber data.
(2)	For 2000, assumes 14,485 million shares outstanding for the period prior to September 25, 2000, the date América Móvil was established. We have not included net income or dividends on a per ADS basis. Each L Share ADS represents 20 L Shares and each A Share ADS represents 20 A Shares.
(3)	For 2000, assumes 14,485 million diluted shares outstanding for the period prior to September 25, 2000, the date América Móvil was established. We have not included net income or dividends on a per ADS basis. Each L Share ADS represents 20 L Shares and each A Share ADS represents 20 A Shares.
(4)	Nominal amounts. Figures provided represent the annual dividend declared at the general shareholders’ meeting.
(5)	Nominal amounts. Amount in U.S. dollars translated at the exchange rate on each of the respective payment dates.
(6)	The differences between Mexican GAAP and U.S. GAAP operating revenues include (1) the application of EITF 01-9, “Accounting Consideration Given by a Vendor to a Customer,” which we have applied to all periods presented in this table and which resulted in a reclassification of certain commissions paid to distributors from commercial, administrative and general expenses under Mexican GAAP to reductions in operating revenues under U.S. GAAP, and (2) the application in 2004 of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which addresses certain aspects of accounting for sales that involved multiple revenue generating products and/or services sold under a single contractual agreement. See Note 22 to our audited consolidated financial statements included in our 2004 Form 20-F.

(Footnotes continued on next page)

(7)	Includes minority interest.
(8)	Includes royalties and leasing fees paid to other of our subsidiaries of approximately Ps.10,071 million and Ps.4,292 million, Ps.4,455 million and Ps.1,597 million for the years ended December 31, 2004, 2003, 2002 and 2001, respectively. These amounts are eliminated in preparing our segment data information presented in Note 21 to our audited consolidated financial statements for the year ended December 31, 2004. The operating income of our Mexican operations prepared on a combined and consolidated basis as set forth in such note was Ps.25,537 million, Ps.18,614 million, and Ps.12,928 million for the years ended December 31, 2004, 2003, and 2002, respectively.
(9)	Includes assets and liabilities with related parties, including us and our other subsidiaries. Total liabilities at December 31, 2004 include subordinated debt of Ps.28,238 million owed by Telcel to Sercotel.
(10)	Excludes guarantees. At December 31, 2004, Telcel had Ps.47,773 million of outstanding guarantees of debt of América Móvil or our other subsidiaries.

The unaudited interim financial information set forth below are stated in constant pesos with purchasing power as of June 30, 2005. As a result of Mexican inflation during the first six months of 2005, the purchasing power of one peso as of December 31, 2004 is equal to the purchasing power of 1.0084 pesos as of June 30, 2005. Accordingly, the financial information set forth below are not directly comparable to the audited consolidated financial statements because they are stated in constant pesos as of different dates.

In the opinion of our management, the unaudited interim financial information set forth below include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of consolidated financial condition and results of operations as of the dates and for the periods specified. Results for the first six months are not, however, necessarily indicative of results to be expected for the full year.

	As of and for the six months ended June 30,
	2004		2005		2005
	(unaudited)
	(millions of constant pesos as of June 30, 2005)(1)				(millions of U.S. dollars)(1)
AMÉRICA MÓVIL

Income Statement Data:

Mexican GAAP
Operating revenues	Ps.	61,050	Ps.	81,391	U.S.$	7,507
Operating costs and expenses		49,184		66,713		6,153
Including:
Depreciation and amortization		9,110		9,726		897
Operating income		11,866		14,678		1,355
Comprehensive financing (income) cost		1,116		(2,908)		(268)
Net income		7,589		12,388		1,143
Net income per share:
Basic(2)		0.60		1.02		0.094
Diluted(2)		0.60		1.02		0.094

Weighted average number of shares outstanding (millions):
Basic		12,695		12,159
Diluted		12,698		12,159

Property, plant and equipment, net	Ps.	81,857	Ps.	93,691	U.S.$	8,641
Total assets		172,165		208,033		19,186
Short-term debt and current portion of long-term debt		5,980		8,978		828
Long-term debt		47,427		50,363		4,645
Total stockholders’ equity(3)		77,003		81,586		7,524
Capital stock		33,083		33,069		3,050
Subscriber Data:
Number of subscribers (in thousands)		50,317		73,757

(Footnotes on next page)

	As of and for the six months ended June 30,
	2004		2005		2005
	(unaudited)
	(millions of constant pesos as of June 30, 2005)(1)				(millions of U.S. dollars)(1)

TELCEL

Income Statement Data: (unconsolidated)

Mexican GAAP
Operating revenues	Ps.	33,750	Ps.	40,952	U.S.$	3,777
Operating costs and expenses(4)		26,183		32,303		2,979
Operating income		7,566		8,649		798

Balance Sheet Data: (unconsolidated)

Mexican GAAP
Total assets(5)	Ps.	70,633	Ps.	75,869	U.S.$	6,997
Total debt with third parties(6)		2,001		3,220		297
Total liabilities(5)		53,370		57,103		5,266

Subscriber Data:

Number of subscribers (in thousands)		25,637		32,294

(1)	Except per share data.
(2)	We have not included net income or dividends on a per ADS basis. Each L Share ADS represents 20 L Shares and each A Share ADS represents 20 A Shares.
(3)	Includes minority interest.
(4)	Includes royalties and leasing fees paid to other of our subsidiaries of approximately Ps.6,339 million and Ps.4,497 million for the sixth months ended June 30, 2005 and June 30, 2004, respectively. The operating income of our Mexican operations prepared on a combined and consolidated basis as set forth in such note was Ps.14,988 million and Ps.12,100 million for the six months ended June 30, 2005 and June 30, 2004, respectively.
(5)	Includes assets and liabilities with related parties, including us and our other subsidiaries. Total liabilities at June 30, 2005 include subordinated debt of Ps.28,238 million owed by Telcel to América Móvil. This subordinated debt was subsequently transferred to América Móvil. In December 2004, Telcel entered into sale and leaseback transactions with respect to a portion of its telephone plant, for a value of approximately Ps.3,534 million.
(6)	Excludes guarantees. At June 30, 2005, Telcel had Ps.51,449 million of outstanding guarantees of debt of América Móvil or our other subsidiaries.

RISK FACTORS

The following risk factors should be read together with the risk factors discussed under “Risk Factors” in the accompanying prospectus and “Item 3—Risk Factors” in our 2004 Form 20-F. The following risk factors update and supersede certain of the risk factors discussed in the accompanying prospectus and our 2004 Form 20-F.

RISKS RELATING TO THE NOTES

This prospectus supplement and the accompanying prospectus do not describe the risks of an investment in securities denominated in currencies other than U.S. dollars. You should consult your own financial and legal advisors about the risks of an investment in the notes. If you are unsophisticated with respect to foreign currency-denominated securities, these notes may not an appropriate investment for you.

If the Mexican peso depreciates against the U.S. dollar, the effective yield on the notes will decrease below the interest rate on the notes, and the amount payable at maturity may be less than your investment, resulting in a loss to you

Exchange rates between the U.S. dollar and the Mexican peso have varied significantly from year to year and period to period. Historical peso/U.S. dollar exchange rates are presented under “Exchange Rates” in this prospectus supplement. However, historical exchange rates do not necessarily indicate future fluctuations in rates and should not be relied upon as indicative of future trends.

Exchange rates can be volatile and unpredictable. If the Mexican peso depreciates against the U.S. dollar, the effective yield on the notes will decrease below the interest rate on the notes and the amount payable on the notes at maturity may be less than your investment, resulting in a loss to you. Depreciation of the Mexican peso against the U.S. dollar may also adversely affect the market value of the notes.

Mexican governmental policy or action could adversely affect the exchange rate between the Mexican peso and the U.S. dollar and, consequently, an investment in the notes

Mexican governmental policy or action could adversely affect the Mexican peso/U.S. dollar exchange rate, which may, in turn, negatively affect the market value of the notes as well as the yield on the notes and the amount payable on the notes at maturity.

Even in the absence of governmental policy or action directly affecting exchange rates, political or economic developments in Mexico or elsewhere could lead to significant and sudden changes in the exchange rate between the peso and the U.S. dollar.

Exchange controls could impair our ability to make payments on the notes or negatively affect payments on the notes received by you

The Mexican government currently does not restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert Mexican pesos into U.S. dollars or to transfer other currencies out of Mexico. However, the government could institute restrictive exchange rate policies or regulations which could result in depreciation of the peso against the U.S. dollar, resulting in a reduced yield to you, a possible loss on the notes and a possible decline in the market value of the notes. In addition, any restrictive exchange controls could impair our ability to make payments on the notes in accordance with the terms of the notes.

RISKS RELATING TO OUR BUSINESSES

Substantial and increasing competition in the wireless industry could adversely affect the revenues and profitability of our business

Our wireless businesses face substantial competition, typically from at least one other wireless provider, and increasingly from multiple providers. We also face competition from fixed-line telephone companies and, increasingly, other service providers such as cable, paging and Internet companies. Competition in our markets has intensified in recent periods.

We expect that competition will continue to intensify in the future as a result of the entry of new competitors, the development of new technologies, products and services, and the auction of additional spectrum. We also expect the current consolidation trend in the wireless industry to continue, as companies respond to the need for cost reduction and additional spectrum. This trend may result in larger competitors with greater financial, technical, promotional and other resources to compete with our businesses. In January 2005, Telefónica Móviles completed the acquisition from BellSouth of wireless operators in Venezuela, Colombia, Argentina, Chile, Ecuador, Panama, Peru, Guatemala, Uruguay and Nicaragua. With this acquisition, Telefónica Móviles, which has important operations in Mexico and Brazil, as well as other of our markets, consolidated its position as our largest regional competitor.

Among other things, our competitors could:

•	provide increased handset subsidies;

•	offer higher commissions to retailers;

•	provide free airtime or other services (such as Internet access);

•	expand their networks faster; or

•	develop and deploy improved wireless technologies faster.

We anticipate that competition will lead to increases in advertising and promotional spending and reductions in prices for services and handsets. In addition, portability requirements, which enable customers to switch wireless providers without changing their wireless numbers, have been introduced in some of our markets and may be introduced in other markets in the near future. These developments may lead to smaller operating margins, greater choices for customers, possible consumer confusion and increasing movement of customers among competitors, which may make it difficult for us to retain customers or add new customers. The cost of adding new customers may also continue to increase, reducing profitability even if customer growth continues.

Our ability to compete successfully will depend on customer service, on marketing and on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including new services and technologies, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. If we are unable to respond to competition and compensate for declining prices by adding new customers, increasing usage and offering new services, our revenues and profitability could decline.

Changes in government regulation could hurt our businesses

Our businesses are subject to extensive government regulation and can be adversely affected by changes in law, regulation or regulatory policy. The licensing, construction, operation, sale, resale and interconnection arrangements of wireless telecommunications systems in Latin America and elsewhere are regulated to varying degrees by government or regulatory authorities. Any of these authorities having jurisdiction over our businesses could adopt or change regulations or take other actions that could adversely affect our operations. In particular, the regulation of prices operators may charge for their services could have a material adverse effect on us by reducing our profit margins. In Mexico, Telcel’s business is subject to extensive government regulation, principally by the Comisión Federal de Telecomunicaciones (Federal Telecommunications Commission, or

“Cofetel”) the Comisión Federal de Competencia (Federal Competition Commission, or “Cofeco”) and the Procuraduría Federal del Consumidor (Federal Consumer Bureau, or “Profeco”), and may be adversely affected by changes in law or by actions of Mexican regulatory authorities.

The Mexican Communications Ministry is authorized to impose specific rate and other requirements on any wireless operator that is determined by Cofeco to have substantial market power. While no such determination has been made with respect to the wireless market in Mexico, we can provide no assurances that the regulatory authorities will not make such a determination with respect to Telcel and impose specific rate requirements or other special regulations on us, such as additional requirements regarding disclosure of information or quality of service. Any such new regulation could have a material adverse effect on our operations.

Cofetel is currently considering adopting regulations that would extend the “calling party pays” system to all calls terminating in mobile phones in Mexico. Currently, the “calling party pays” system applies to calls within a local area. Under the proposal, all airtime regardless of the location within Mexico of the recipient of the call would be paid by the calling party. It is unclear how these regulations, if adopted, would affect our business and results. The regulations could increase usage and number of subscribers, but could reduce revenues per call.

Many Latin American countries have recently deregulated and privatized the provision of communications services, including wireless services, and many of the laws, regulations and licenses that regulate our businesses, including in Argentina, Brazil, Colombia, Ecuador, Uruguay, El Salvador, Guatemala, Honduras and Nicaragua, became effective only recently. Consequently, there is only a limited history that would allow us to predict the impact of these legal regulations on our future operations. Furthermore, the Brazilian national telecommunications agency (ANATEL) has initiated hearings to discuss the possible adoption of cost-based methods for determining interconnection fees charged by operators belonging to an economic group with significant market power. It is not yet clear how the determination of whether an operator belongs to an economic group with significant market share would be made for purposes of this proposed regulation. Given the size of our operations in Brazil, we may be deemed to belong to an economic group with significant market power. If these methods are ultimately adopted and we are deemed to be an economic group with significant market power, the revenues and results of operations of our Brazilian operations may be affected. In addition, changes in political administrations could lead to the adoption of policies concerning competition, privatization and taxation of communications services that may be detrimental to our operations throughout Latin America. These restrictions, which may take the form of preferences for local over foreign ownership of communications licenses and assets, or for government over private ownership, may make it impossible for us to continue to develop our businesses. These restrictions could result in our incurring losses of revenues and require capital investments all of which could materially adversely affect our businesses and results of operations.

We will, in the future, either have to acquire additional radio spectrum capacity or build more cell and switch sites in Mexico in order to expand our customer base and maintain the quality of our services

Licensed radio spectrum is essential to our growth and the quality of our services, particularly for GSM services. In order to utilize less spectrum, we could increase the density of our network by building more cell and switch sites, but such measures could be costly and would be subject to local restrictions and approvals.

In 2005, we acquired 10 megahertz in the 1900 megahertz spectrum in each of Mexico’s nine regions, through a public auction. We also bid for and were awarded an additional 10 megahertz of capacity in three principal regions, but that additional capacity has not been delivered to us due to restrictions imposed by Cofeco on the amount of overall spectrum that could be awarded to bidders. We have challenged this restriction in court. We cannot assure you that we will be able to acquire this additional spectrum. In addition, Cofeco or other third parties may seek annulment of the results of the overall bidding process if these restrictions are not upheld by the courts.

Participation in spectrum auctions requires prior governmental authorization. Any restrictions on our ability to acquire or use spectrum may have a material effect on our business.

We have invested in countries in which we have limited experience, and we may be unsuccessful in addressing the new challenges and risks they present

We have invested in a growing number of telecommunications businesses outside our historical activity of providing wireless telecommunications services in Mexico, and we plan to continue to do so in the rest of Latin America. Whereas Mexico accounted for 63.5% of our total wireless subscribers as of December 31, 2002 and 71% of our consolidated revenues during 2002, it accounted for 47.2% of our total wireless subscribers as of December 31, 2004 and 52.6% of our consolidated revenues during 2004. During that period, Brazil, as a result of rapid subscriber growth and the acquisitions of BSE and BCP, increased its share of our total wireless subscribers from 16.4% as of December 31, 2002 to 22.3% as of December 31, 2004, and it accounted for 17.1% of our consolidated revenues during 2004. These investments outside Mexico have been made in some countries in which we have little experience and may involve risks to which we have not previously been exposed. Some of the investments are in countries that may present different or greater risks, including from competition, than Mexico. We cannot assure you that these investments will be successful.

We are subject to significant litigation

Some of our subsidiaries are subject to significant litigation, which if determined adversely to our interests may have a material adverse effect on our business, results of operations, financial condition or prospects. In Mexico, Telcel is subject to proceedings for alleged antitrust practices. We cannot predict how these proceedings will be resolved and, if resolved contrary to our interests, what fines or restrictions may be imposed on our Mexican operations. These restrictions, which could be imposed by means of special regulations, may include significant limitations on our ability to conduct business as currently conducted. Telcel is also subject to proceedings regarding the calculation of interconnection fees. Our significant litigation is described in “Legal Proceedings” under Item 8 of the 2004 Form 20-F.

If our current churn rate increases, our business could be negatively affected

The cost of acquiring a new subscriber is much higher than the cost of maintaining an existing subscriber. Accordingly, subscriber deactivations, or churn, could have a material negative impact on our operating income, even if we are able to obtain one new subscriber for each lost subscriber. Because a substantial majority of our subscribers are prepaid, we do not have long-term contracts with those subscribers. Our weighted monthly average churn rate on a consolidated basis for the twelve-month periods ended December 31, 2004 and 2003 was 2.9%. If we experience an increase in our churn rate, our ability to achieve revenue growth could be materially impaired. In addition, a decline in general economic conditions could lead to an increase in churn, particularly among our residential subscribers.

RISKS RELATING TO THE WIRELESS INDUSTRY GENERALLY

We may incur significant losses from wireless fraud and from our failure to successfully manage collections

Our wireless businesses incur losses and costs associated with the unauthorized use of these wireless networks, particularly their analog cellular networks. These costs include administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud also affects interconnection costs, capacity costs, administrative costs and payments to other carriers for unbillable fraudulent roaming. In the year ended December 31, 2004, Telcel refunded to its customers approximately Ps.5 million due to wireless fraud. Although we seek to combat this problem through the deployment of anti-fraud technologies and other measures, we cannot assure you that these efforts will be effective or that fraud will not result in material costs for us in the future.

Cloning, which is one form of wireless fraud, involves the use of scanners and other electronic devices to obtain illegally telephone numbers and electronic serial numbers during cellular transmission. Stolen telephone and serial number combinations can be programmed into a cellular phone and used to obtain improper access to cellular networks. Roaming fraud occurs when a phone programmed with a number stolen from one of our subscribers is used to place fraudulent calls from another carrier’s market, resulting in a roaming fee charged to us that cannot be collected from the subscriber.

RISKS RELATING TO DEVELOPMENTS IN MEXICO AND OTHER COUNTRIES

Latin American economic, political and social conditions may adversely affect our business

Our financial performance may be significantly affected by general economic, political and social conditions in the countries where we operate, particularly Mexico, Brazil and countries in Central America. Many countries in Latin America, including Mexico and Brazil, have suffered significant economic, political and social crises in the past, and these events may occur again in the future. Instability in the region has been caused by many different factors, including:

•	significant governmental influence over local economies;

•	substantial fluctuations in economic growth;

•	high levels of inflation;

•	changes in currency values;

•	exchange controls or restrictions on expatriation of earnings;

•	high domestic interest rates;

•	wage and price controls;

•	changes in governmental economic or tax policies;

•	imposition of trade barriers;

•	unexpected changes in regulation; and

•	overall political, social and economic instability.

Adverse economic, political and social conditions in Latin America may inhibit demand for wireless services and create uncertainty regarding our operating environment, which could have a material adverse effect on our company.

Our business may be especially affected by conditions in Mexico and Brazil, our two principal markets. Mexico has experienced a prolonged period of slow growth since 2001, primarily as a result of the downturn in the U.S. economy. According to preliminary data, during 2004, Mexico’s gross domestic product, or “GDP,” grew by 4.4% in real terms. In 2003, GDP grew by 1.3%. Mexico has also experienced high levels of inflation and high domestic interest rates. The annual rate of inflation, as measured by changes in the National Consumer Price Index as published by the Banco de México, was 5.2% for 2004.

Brazil has also experienced slow economic growth over the past several years, although Brazil’s GDP grew by an estimated 5.2% in real terms in 2004, compared to a growth rate of 0.5% in 2003. Brazil has in the past experienced extremely high rates of inflation, with annual rates of inflation during the last ten years reaching as high as 2,489% in 1993 and 929% in 1994, as measured by the Brazilian National Consumer Price Index. More recently, Brazil’s rates of inflation were 14.7% in 2002, 9.3% in 2003 and an estimated 7.6% in 2004. Inflation, governmental measures to combat inflation and public speculation about possible future actions have in the past had significant negative effects on the Brazilian economy.

Depreciation or fluctuation of the currencies in which we conduct operations relative to the U.S. dollar could adversely affect our financial condition and results of operations

We are affected by fluctuations in the value of the currencies in which we conduct operations compared to the U.S. dollar, in which a substantial portion of our indebtedness is denominated. Changes in the value of the various currencies in which we conduct operations against the Mexican peso, which we use as our reporting currency in our financial statements, and against the U.S. dollar may result in exchange losses or gains on our net U.S. dollar-denominated indebtedness and accounts payable. In 2004 and 2003, changes in currency exchange rates led us to report foreign exchange gains of Ps.2,444 million (an amount that is equal to 10.4% of our operating income in 2004) and Ps.1,425 million, respectively. In 2002, however, we reported foreign exchange losses of Ps.1,605 million. For the first six months of 2005, we reported foreign exchange gains of Ps.4,379 million, which was equal to approximately 29.8% of our operating income. These foreign exchange gains principally reflected appreciation of the Mexican peso and the Brazilian real against the U.S. dollar during the period. In addition, currency fluctuations between the Mexican peso and the currencies of our non-Mexican subsidiaries affect our results as reported in Mexican pesos. Currency fluctuations are expected to continue to affect our financial income and expense.

Major devaluation or depreciation of any such currencies may also result in disruption of the international foreign exchange markets and may limit our ability to transfer or to convert such currencies into U.S. dollars and other currencies for the purpose of making timely payments of interest and principal on our indebtedness. The Mexican government does not currently restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert pesos into U.S. dollars or to transfer other currencies out of Mexico. The government could, however, institute restrictive exchange rate policies in the future.

Additional Mexican taxes and contributions levied on services we offer and on the exploitation of frequencies could affect our results of operations

Taxes applicable to certain telecommunications services, as well as taxes and contributions on the exploitation of frequencies, have been enacted from time to time in Mexico, including changes to previously established fiscal regimes. Taxes or contributions of this nature could adversely affect our business and our results of operations.

Currently in Mexico, concessionaires for the 800 megahertz (Band B) radio spectrum are required to pay the Mexican government an annual fee (aprovechamiento) ranging from 5% to 10% of the gross revenues under such concessions, whereas concessionaires for the 1900 megahertz (Bands A and D) radio spectrum are not required to pay annual fees. Pursuant to amendments to the Federal Contributions Law (the Ley Federal de Derechos) enacted in 2003, owners of concessions in Mexico granted or renewed on or after January 1, 2003 are required to pay annual fees (derechos) for the use and exploitation of radio spectrum bands. The amount of annual fees payable could be significant and vary depending on the relevant region and radio spectrum band. These annual fees would be payable in respect of all spectrum bands, including bands, such as Band B, that are already subject to the payment of annual fees based on gross revenues (aprovechamientos). Currently, we are not required to pay derechos in respect of our Bands A, B and D concessions since they were awarded prior to 2003, but we are required to pay fees in respect of the additional 10 megahertz of capacity in the 1900 megahertz spectrum (B and F) acquired during 2005. Based on the current terms of the law, these fees amount to Ps.255 million annually for 20 years.

The application of this fee (derechos) to renewals of concessions granted prior to 2003 is the subject of debate in Mexico, as it could affect competitors differently and impact competition. Currently we do not expect to renew any of our concessions until 2010, but, if permitted, we intend to participate in any auctions for the acquisition of additional spectrum in Mexico. See “—Risks Relating to Our Business—We will, in the future, either have to acquire additional radio spectrum capacity or build more cell and switch sites in Mexico in order to expand our customer base and maintain the quality of our services.”

For additional risks relating to an investment in the notes, see “Risk Factors” in the accompanying prospectus and “Item 3—Risk Factors” in our 2004 Form 20-F.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2004, in accordance with Mexican GAAP and U.S. GAAP. Earnings, for this purpose, consist of earnings before income taxes, plus fixed charges and depreciation of capitalized interest and minus interest capitalized during the period. Under Mexican GAAP, employee profit sharing is considered an income tax and earnings are calculated before the provision for employee profit sharing. Under U.S. GAAP, however, employee profit sharing is considered an operating expense and earnings are calculated after the provision for employee profit sharing. Fixed charges, for this purpose, consist of interest expense plus interest capitalized during the period. Fixed charges do not take into account gain or loss from monetary position or exchange gain or loss attributable to our indebtedness. Under Mexican GAAP, we do not capitalize interest, but we have capitalized interest in certain periods in connection with the reconciliation of our net income to U.S. GAAP.

	Year ended December 31,
	2000	2001	2002	2003	2004
Mexican GAAP	5.5	6.6	5.9	6.0	6.5
U.S. GAAP	4.1	6.3	6.7	6.3	6.3

USE OF PROCEEDS

The net proceeds from the sale of the notes, after payment of underwriting discounts and commissions and transaction expenses, are expected to be approximately U.S.$457 million (based on the exchange rate on September 29, 2005 of Ps.10.8167 = U.S.$1.00). We intend to use the net proceeds from the sale of the notes for general corporate purposes, including funding of capital expenditures, working capital, possible acquisitions and, subject to market conditions, repayment of short-term debt.

CAPITALIZATION

The following table sets forth our consolidated capitalization under Mexican GAAP (1) as of June 30, 2005 and (2) as adjusted to reflect the issuance and sale of the notes. U.S. dollar amounts are presented solely for your convenience. See “Prospectus Supplement Summary—Summary Consolidated Financial and Operating Information” in this prospectus supplement.

	As of June 30, 2005
	Actual			As adjusted

	(millions of pesos)	(millions of U.S. dollars)		(millions of pesos)	(millions of U.S. dollars)

	(unaudited)
Debt:
Denominated in U.S. dollars:
Credits with export-import banks	Ps. 282	U.S.$	26	Ps. 282	U.S.$	26
Other bank loans	1,084		100	1,084		100
Other	541		50	541		50
4.125% Notes due 2009	5,405		498	5,405		498
5.500% Notes due 2014	8,620		795	8,620		795
Floating Rate Notes due 2007	3,253		300	3,253		300
5.750% Notes due 2015	5,421		500	5,421		500
6 3/8% Senior Notes due 2035	10,843		1,000	10,843		1,000

Total	35,449		3,269	35,449		3,269

Denominated in Mexican pesos:
Domestic senior notes (certificados bursátiles)	12,551		1,158	12,551		1,158
Other bank loans	2,000		184	2,000		184
Leasing	4,246		392	4,246		392
Commercial paper	3,000		277	3,000		277
9% Senior Notes due January 15, 2016	—		—	5,000		461

Total	21,797		2,011	26,797		2,471

Denominated in Colombian pesos	2,092		193	2,092		193

Denominated in other currencies	3		—	3		—

Total debt	59,341		5,473	64,341		5,934
Less short-term debt and current portion of long-term debt	8,978		828	8,978		828

Long-term debt	50,363		4,645	55,363		5,106

Stockholders’ equity:
Capital stock	33,069		3,050	33,069		3,050
Retained earnings	60,772		5,605	60,772		5,605
Other accumulated comprehensive loss items	(13,058)		(1,204)	(13,058)		(1,204)
Minority interest	803		74	803		74

Total stockholders’ equity	81,586		7,524	81,586		7,524

Total capitalization (total long-term debt and stockholders’ equity)	Ps.131,949	U.S.$	12,169	Ps.136,949	U.S.$	12,630

At June 30, 2005, Telcel had, on an unconsolidated basis, unsecured and unsubordinated obligations under indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.55,699 million (U.S.$5,137 million), excluding subordinated debt owed to other members of our group. At such date, Sercotel, our wholly-owned subsidiary that holds directly or indirectly the shares of all our operating subsidiaries, had, on an unconsolidated basis, unsecured and unsubordinated obligations under indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.1,050 million (U.S.$97 million). In addition, at June 30, 2005, our operating subsidiaries other than Telcel had indebtedness of Ps.3,924 million (U.S.$362 million).

There has been no material change in our consolidated capitalization since June 30, 2005.

RECENT DEVELOPMENTS

The following discussion should be read in conjunction with the audited consolidated financial statements in our 2004 Form 20-F, incorporated by reference into the accompanying prospectus and “Item 5—Operating and Financial Review and Prospects” in our 2004 Form 20-F. Our financial statements are prepared in accordance with Mexican GAAP, which differ in certain respects from U.S. GAAP. See Note 22 to the audited consolidated financial statements in our 2004 Form 20-F incorporated by reference in the accompanying prospectus.

Results of Operations for Six-Months Ended June 30, 2005 and 2004

On July 28, 2005, we announced our results of operations for the six months ended June 30, 2005. These results are preliminary and have not been audited and, consequently, are subject to change or adjustment. These results were prepared in accordance with Mexican GAAP and presented in constant Mexican pesos with purchasing power as of June 30, 2005. As a result of inflation, the purchasing power of one peso as of December 31, 2004 is equal to the purchasing power of 1.0084 pesos as of June 30, 2005. Accordingly, the unaudited results of operations for the six months ended June 30, 2005 are not directly comparable to the audited consolidated financial statements included in our 2004 Form 20-F incorporated by reference into the accompanying prospectus.

The following table sets forth summary unaudited condensed consolidated financial data of América Móvil for the years ended June 30, 2005 and 2004.

	For six months ended June 30,
	2004		2005
	(unaudited)
	(millions of constant pesos as of June 30, 2005)
Operating revenues	Ps.	61,050	Ps.	81,391
Operating costs and expenses(1)		49,184		66,713
Depreciation and amortization		9,110		9,726
Operating income		11,866		14,678
Comprehensive financing cost (income)		1,116		(2,908)
Net income		7,589		12,388

(1)	Includes depreciation and amortization expenses.

Operating Revenues

We recorded operating revenues of Ps.81,391 million for the six months ended June 30, 2005, a 33.3% increase over the corresponding period in 2004. This increase in revenues reflects principally subscriber growth.

We had approximately 73.8 million wireless subscribers as of June 30, 2005, as compared to 50.3 million as of June 30, 2004, representing a 46.7% increase. At June 30, 2005, we had approximately 32.3 million wireless subscribers in Mexico and 16.2 million wireless subscribers in Brazil, as compared to 25.6 million and 11.1 million, respectively, at June 30, 2004. We experienced subscriber growth in all of our markets during the first half of 2005. The rate of subscriber growth in Mexico during the first half of 2005 was 26.6%, which was lower than that in the rest of our principal markets, reflecting higher overall penetration in the Mexican cellular market by Telcel and its competitors.

At June 30, 2005, we had approximately 4.9 million wireless subscribers in Argentina as compared to 2.0 million at June 30, 2004, and at June 30, 2005, we had 9.2 million wireless subscribers in Colombia, compared to 4.3 million at June 30, 2004. We also had 1.95 million fixed lines at June 30, 2005.

In the first half of 2005, Latin America experienced an acceleration of wireless subscriber growth, which has resulted in increased penetration rates in most of the region.

The increase in operating revenues in the first half of 2005 includes a Ps.5,009 million, or 52.4%, increase in equipment revenue reflecting subscriber growth. Equipment revenue as a percentage of total revenue increased from 16% for the first six months of 2004 to 18% for the first six months of 2005.

Operating Costs and Expenses

Our operating costs and expenses for the first six months of 2005 increased by 35.6%, to Ps.66,713 million, as compared to Ps.49,184 million for the first six months of 2004. As a percentage of our total revenues, operating costs and expenses increased to 82% during the first six months of 2005 as compared to 80.6% during the first six months of 2004. This resulted principally from increased subscriber acquisition costs in Brazil, Colombia, Argentina and Ecuador. Accelerated subscriber growth generally entails greater subscriber acquisition costs, resulting in lower operating margins. Notwithstanding the significant increase in our capital expenditures, our depreciation and amortization expenses increased only by 6.8% between the first half of 2004 and the first half of 2005 because goodwill expenses are no longer amortized under Mexican GAAP.

The increase in operating costs and expenses in the first half of 2005 included a Ps.8,271 million, or 52.3%, increase in cost of equipment principally reflecting subscriber growth as compared with the corresponding period in 2004. As a percentage of our equipment revenues, cost of equipment was 165% in each of the first six-month periods of 2004 and 2005.

Operating Income

Our operating income for the first six months of 2005 totaled Ps.14,678 million, a 23.7% increase compared to Ps.11,866 million for the first six months of 2004. As a percentage of our operating revenues, operating income for the first six months of 2005 decreased to 18.0% compared to 19.4% during the first six months of 2004. For the first six months of 2005, we reported positive operating income in all of our geographic markets, other than Brazil.

Comprehensive Financing Income (Loss)

We had comprehensive financing income of Ps.2,908 million for the first six months of 2005, as compared to comprehensive financing loss of Ps.1,116 million for the first six months of 2004. This change reflected principally foreign exchange gains of Ps.4,379 million during the fist six months of 2005, as compared to foreign exchange losses of Ps.1,183 million during the first six months of 2004. This foreign exchange gain was due mainly to the appreciation of the Mexican peso and the Brazilian real against the U.S. dollar during the first half of 2005. This change in foreign exchange results more than offset an increase in our net interest and other financial expenses. Our net interest and other financial expenses increased by Ps.1,523 million to Ps.2,871 million during this period, principally as a result of an increase in our total indebtedness, as well as an increase in the percentage of our total debt represented by longer-term debt.

Income Tax and Employee Profit-Sharing

During the first six months of 2005, we recorded provisions for income tax and employee profit sharing of Ps.5,368 million, as compared to Ps.2,632 million in the corresponding period in 2004. This increase reflects that certain tax strategies implemented in 2004 reduced our provision for current and deferred income taxes for the first six months of 2004. These strategies were primarily implemented by Telcel.

Net Income

For the six months ended June 30, 2005, we had net income of Ps.12,388 million. Net income increased by 63.3% compared to the Ps.7,589 million reported during the six months ended June 30, 2004. This increase in net income reflected principally an increase in our operating income and comprehensive financing income, which was partially offset by an increase in our income tax and employee profit sharing expenses.

Outstanding Indebtedness

At June 30, 2005, we had outstanding indebtedness of Ps.59,341 million, of which Ps.8,978 million, or 15%, was classified as short-term. At June 30, 2004, we had indebtedness of Ps.53,406 million, and at December 31, 2004, we had indebtedness of Ps.61,978 million. Approximately Ps.35,449 million or 59.6% of our outstanding indebtedness at June 30, 2005 was denominated in U.S. dollars, and approximately Ps.18,669 million, or 31.6%, bore interest at variable rates.

The maturities of our long-term debt at June 30, 2005 were as follows:

Years (from July 1 to June 30 of the subsequent year)	Amount
	(millions of constant pesos as of June 30, 2005)
2006		Ps.3,534
2007		5,243
2008		6,638
2009		7,221
2010 and thereafter		27,727

Total	Ps.	50,363

We regularly assess our interest rate and currency exchange exposures in order to determine whether to hedge our exposures. We may use derivative instruments to hedge our exposures. As of June 30, 2005, after taking into account derivative transactions, approximately 37.53% of our total debt was effectively denominated in U.S. dollars and approximately 13% was effectively subject to floating rates.

Selected Balance Sheet and Other Data

At June 30, 2005, cash and cash equivalents amounted to Ps.22,652 million, as compared to Ps.19,269 million at December 31, 2004 and Ps.16,508 million at June 30, 2004. During the first six months of 2005, we used approximately Ps.3,346 million to pay dividends and repurchase our shares. We had accrued approximately Ps.17,590 million in capital expenditures during the first six months of 2005. Our accounts payable at June 30, 2005 amounted to Ps.46,447 million, as compared to Ps.37,036 million at December 31, 2004 and Ps.28,069 million at June 30, 2004. At June 30, 2005, we had total assets of Ps.208,034 million, total liabilities of Ps.126,448 million and total stockholders’ equity of Ps.81,586 million, as compared to Ps.172,149 million, Ps.95,153 million and Ps.76,996 million, respectively, at June 30, 2004. At December 31, 2004, we had total assets of Ps.196,260 million, total liabilities of Ps.118,039 million and total stockholders’ equity of Ps.78,221 million.

Capital Expenditures

We have increased our budgeted capital expenditures for 2005 from U.S.$2.4 billion to U.S.$3.0 billion, in light of higher than anticipated subscriber growth and the consummation of acquisitions in Peru, Chile and Paraguay during 2005 to date. We plan to use these resources primarily to expand the capacity of our networks.

Recent Acquisitions

On July 13, 2005, we acquired for U.S.$26 million a 100% interest in Hutchison Telecommunications Paraguay, S.A. (now AMX Paraguay S.A.), a company that provides wireless services in Paraguay. AMX Paraguay S.A. had approximately 130,000 subscribers as of June 30, 2005.

On August 3, 2005, we acquired for approximately U.S.$505 million a 100% interest in Smartcom, S.A., a company that provides wireless services in Chile. Smartcom had approximately 1.7 million subscribers as of June 30, 2005.

On August 10, 2005, we acquired for approximately €330 million (based on an enterprise value of €407 million) a 100% interest in TIM Peru S.A.C. (now América Móvil Peru, S.A.C.), a company that provides wireless services in Peru, América Móvil Peru had approximately 1.4 million wireless subscribers as of June 30, 2005.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus under “Description of Debt Securities.” It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You may obtain a copy of the indenture as described under “Listing and General Information” and if and for so long as the notes are admitted to trading on the EuroMTF, at the office of the paying agent in Luxembourg.

In this section, references to “we,” “us” and “our” are to América Móvil, S.A. de C.V. only and do not include our subsidiaries or affiliates. References to “Telcel” or the “guarantor” are to Radiomóvil Dipsa, S.A. de C.V., which is our subsidiary and the guarantor of the notes. References to the “notes” include both the notes and the guarantees, except where otherwise indicated or as the context otherwise requires. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through Clearstream Banking, Société Anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”). Owners of beneficial interests in the notes should refer to “Form of Notes, Clearing and Settlement” in this prospectus supplement.

The notes will be a series of notes issued under the indenture and a supplemental indenture relating to such series. The following discussion of provisions of the notes and the guarantees applies to such series of notes.

General

Indenture and Supplemental Indenture

The notes will be issued under an indenture, dated as of March 9, 2004, and a supplemental indenture, to be dated as of October 5, 2005. Both the indenture and the supplemental indenture are agreements among us, Telcel, as guarantor, and JPMorgan Chase Bank, N.A., as trustee. The trustee has the following two main roles:

•	First, the trustee can enforce your rights against us if we default in respect of the notes and Telcel defaults in respect of the guarantees. There are some limitations on the extent to which the trustee acts on your behalf, which are described under “Description of Debt Securities—Defaults, Remedies and Waiver of Defaults” in the accompanying prospectus.

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of notes.

Principal and Interest

The aggregate principal amount of the notes will be Ps.5,000,000,000 . The notes will mature on January 15, 2016.

The notes will bear interest at a rate of 9% per year from October 5, 2005. Interest on the notes will be payable semi-annually on January 15 and July 15 of each year, beginning on January 17, 2016, to the holders in whose names the notes are registered at the close of business on the January 1 or July 1 immediately preceding the related interest payment date.

We will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the notes on the basis of the actual number of days during the relevant interest period and a 360-day year.

If any payment is due on the notes on a day that is not a business day (as defined below), we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated as if they were made on the original due date, and postponement of this kind will not result in a default under the notes, the guarantees or the indenture. However, interest will accrue on the principal amount of the notes at the applicable interest rate (9% per year) from the original due date to (but excluding) that next business day. This paragraph supersedes the first paragraph under “Description of Debt Securities—Payment Provisions—Payment When Offices Are Closed” in the accompanying prospectus.

As defined in the indenture, “business day” means each Monday, Tuesday, Wednesday, Thursday, and Friday that is not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order to close and a day on which banks and financial institutions in Mexico are open for business with the general public.

Payment Currency

Payments in U.S. Dollars.    Payment of principal, interest, additional amounts and any other amounts due in respect of the notes will be made, except as provided below, in U.S. dollars, in amounts determined by the calculation agent by translating the Mexican peso amounts into U.S. dollars at the Settlement Rate on the applicable Rate Calculation Date.

For the purposes of translating Mexican peso amounts into U.S. dollars:

“Settlement Rate” means the Mexican peso / U.S. dollar exchange rate (the “FIX FX Rate”) reported by the Banco de México (Bank of Mexico, or “Central Bank”) as the average of quotes in the wholesale foreign exchange market in Mexico for transactions payable in 48 hours on its website (which, at the date hereof, is located at http://www.banxico.gob.mx) on the applicable Rate Calculation Date. In the event that the FIX FX Rate is not so available by 3:00 p.m. (Mexico City time) on any Rate Calculation Date, then the Settlement Rate for such Rate Calculation Date will be determined by the Calculation Agent by taking the arithmetic mean (such mean, the “Alternative Rate”) of the Mexican peso / U.S. dollar exchange rate for the foreign exchange market in Mexico for transactions payable in 48 hours offered at or about such time on such date by (i) Banco Nacional de México, S.A., Institución de Banca Múltiple, (ii) Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, (iii) Bank of America Global FX, (iv) Banco Credit Suisse First Boston (Mexico), S.A. de C.V. and (v) JPMorgan Chase Bank, N.A. (the “Reference Banks”); provided, however, that if any of the Reference Banks ceases to offer such an exchange rate, that bank will be replaced by us, for the purpose of determining the Alternative Rate, with another leading bank or financial institution. In the event that the calculation agent determines (in its sole and absolute discretion) that neither the FIX FX Rate nor the Alternative Rate can be ascertained on a Rate Calculation Date in accordance with the foregoing, the calculation agent will determine the Settlement Rate (and method of determining the Settlement Rate) in respect of such date in its sole and absolute discretion, taking into consideration all available information that in good faith it deems relevant.

“Rate Calculation Date” means the second Mexican FX Day immediately preceding an interest payment date, maturity date or redemption date, as applicable. Notwithstanding the preceding sentence, if the Rate Calculation Date is not a business day, then the Rate Calculation Date will be the immediately preceding Mexican FX day (i.e., prior to such second Mexican FX Day) that is a business day.

“Mexican FX Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (i) not a day on which banking institutions or foreign exchange markets in Mexico City generally are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banking institutions and foreign exchange markets in Mexico City are open for business with the general public.

The FIX FX Rate for each Rate Calculation Date is also published in the Official Gazette (the Diario Oficial de la Federación) on the succeeding Mexican FX Day.

As long as the notes are outstanding, we will maintain a calculation agent for determining the Settlement Rate on each Rate Calculation Date. We have initially appointed JPMorgan Chase Bank, N.A. to serve as calculation agent. Each determination of the calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the notes.

The calculation agent will give notice to holders of the notes of the Settlement Rate and the U.S. dollar amounts to be paid per Ps.1,000,000 principal amount of notes on the business day immediately preceding the applicable payment date in the manner described under “—Notices”.

Election for Payment in Mexican Pesos.    A holder of the notes may elect to receive payment of principal, interest, additional amounts and any other amounts due in respect of the notes in Mexican pesos. A holder who wishes to elect to receive a particular payment in Mexican pesos must notify the principal paying agent no later than the 8th day preceding the applicable payment date (but not earlier than the applicable record date). Holders who wish to receive payments in Mexican pesos must deliver a separate notice of any such election with respect to each payment date. Holders who own beneficial interests in the global note through accounts with Clearstream, Luxembourg or Euroclear must arrange to have such notice given on their behalf. See “Form of Notes, Clearing and Settlement” in this prospectus supplement.

Subsidiary Guarantor

Telcel will irrevocably and unconditionally guarantee the full and punctual payment of principal, interest, additional amounts and any other amounts that may become due and payable by us in respect of the notes. If we fail to pay any such amount, Telcel will immediately pay the amount that is due and required to be paid.

Ranking of the Notes and the Guarantees

We are a holding company and our principal assets are shares that we hold in our subsidiaries. The notes will not be secured by any of our assets or properties. As a result, by owning the notes, you will be one of our unsecured creditors. The notes will not be subordinated to any of our other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all our other unsecured and unsubordinated debt. As of June 30, 2005, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated obligations under indebtedness and guarantees of subsidiary indebtedness of approximately Ps.59,333 million (U.S.$5,472 million).

Telcel’s guarantees of the notes will not be secured by any of its assets or properties. As a result, if Telcel is required to pay under the guarantees, holders of the notes would be unsecured creditors of Telcel. The guarantees will not be subordinated to any of Telcel’s other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against Telcel, the guarantees would rank equally in right of payment with all of Telcel’s other unsecured and unsubordinated debt. As of June 30, 2005, Telcel had, on an unconsolidated basis, unsecured and unsubordinated obligations under indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.55,699 million (U.S.$5,137 million), excluding subordinated debt owed to us or other of our subsidiaries.

A creditor of Telcel, including a holder of the notes, which are guaranteed by Telcel, may face limitations under Mexican law in attempting to enforce a claim against Telcel’s assets to the extent those assets are used in providing public service under Telcel’s concessions.

Stated Maturity and Maturity

The day on which the principal amount of the notes is scheduled to become due is called the “stated maturity” of the principal. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The notes will be issued only in registered form without coupons and in denominations of Ps.1,000,000 (equivalent to U.S.$92,449.64 based on an exchange rate on September 29, 2005 of Ps.10.8167 = U.S$.1.00) and integral multiples of Ps.100,000 (equivalent to U.S.$9,244.96 based on such exchange rate) in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Notes, Clearing and Settlement” in this prospectus supplement.

Further Issues

We reserve the right, from time to time without the consent of holders of the notes, to issue additional notes on terms and conditions identical to those of the notes, which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes.

Payment of Additional Amounts

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to investors who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

Subject to the limitations and exceptions described in “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, we will only pay to holders of the notes that are not residents of Mexico all additional amounts that may be necessary so that every net payment of interest or principal to such holders will not be less than the amount provided for in the notes. By net payment, we mean the amount that we or our paying agent will pay such holders after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Redemption

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

Redemption for Taxation Reasons

We will have the right to redeem the notes upon the occurrence of changes in Mexican tax laws after September 29, 2005 as a result of which we would be obligated to pay additional amounts on the notes in respect of withholding taxes at a rate in excess of 10%, in which case we may redeem the notes in whole but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued interest and any additional amounts due thereon to the redemption date. See “Description of Debt Securities—Optional Redemption—Redemption for Taxation Reasons” in the accompanying prospectus.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date will be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting our and Telcel’s ability to incur secured debt, merge with other entities and take other specified actions. You should read the information under “Description of Debt Securities—Merger, Consolidation or Sale of Assets” and “Description of Debt Securities—Covenants” in the accompanying prospectus.

Defaults, Remedies and Waiver of Defaults

Holders of the notes will have special rights if an event of default with respect to the notes that you hold occurs and is not cured. You should read the information under “Description of Debt Securities—Defaults, Remedies and Waiver of Defaults” in the accompanying prospectus.

Transfer Agents

We may appoint one or more transfer agents, at whose designated offices any notes in certificated form may be transferred or exchanged and also surrendered before payment is made at maturity. Initially, we have appointed the trustee, at its corporate office in New York City, as transfer agent. We may also choose to act as our own transfer agent. We must notify you of changes in the transfer agents as described under “—Notices.” If we issue notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of our transfer agent in New York City, JPMorgan Chase Bank, N.A. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

We will apply to have the notes admitted to trading on the EuroMTF. As long as the notes are admitted to trading on the EuroMTF, we will also maintain a paying agent and transfer agent for the notes in Luxembourg.

Notices

While the notes are represented by the global note deposited with the common depositary for Clearstream, Luxembourg and Euroclear, notices to holders may be given by delivery to Clearstream, Luxembourg, and Euroclear, and such notices will be deemed to be given on the date of delivery to Clearstream, Luxembourg, and Euroclear. The trustee will also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

In addition, if and for so long as the notes are admitted to trading on the EuroMTF and its rules so require, all notices to the holders of the notes will be published in English in a daily newspaper of general circulation in Luxembourg (which is expected to be d’Wort). If such publication is not practicable, notice will be considered to be validly given if otherwise made in accordance with the rules of the EuroMTF.

Notices will be deemed to have been given on the date of mailing or of publication as aforesaid or, if published on different dates, on the date of the first such publication.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Listing

In the event that the notes are admitted to trading on EuroMTF, we will use our best efforts to maintain such admission to trading; provided that if legislation is adopted in Luxembourg in a manner that would require us to publish our financial statements according to accounting principles or standards that are materially different from those we apply in our financial reporting under the securities laws of Mexico and the United States or that would otherwise impose requirements on us or Telcel that we determine in good faith are unduly burdensome, we may de-list the notes. We will use our reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation for the notes by another listing authority, exchange and/or system within or outside the European Union, as we may reasonably decide.

Our Relationship with the Trustee

JPMorgan Chase Bank, N.A. is initially serving as the trustee for the notes. JPMorgan Chase Bank, N.A. and its affiliates may have other business relationships with us from time to time.

FORM OF NOTES, CLEARING AND SETTLEMENT

The following information amends and supercedes in its entirety “Form of Debt Securities, Clearing and Settlement” in the accompanying prospectus.

We will issue the notes as one or more global notes registered in the name of a common depositary for Clearstream, Luxembourg and Euroclear. Investors may hold book-entry interests in the global notes through organizations that participate, directly or indirectly, in Clearstream, Luxembourg and/or Euroclear. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream, Luxembourg and Euroclear and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in U.S. dollars or Mexican pesos. Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interest in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture governing the notes, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of notes.

This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream, Luxembourg and Euroclear

Clearstream, Luxembourg has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Notes will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Mexico.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States or Mexico. U.S. and Mexican investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the notes in immediately available funds. We will make all payments of principal and interest on the notes in immediately available funds. Secondary market trading between participants in Clearstream, Luxembourg, and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See “—Clearstream, Luxembourg and Euroclear” above.

Indeval

Holders of notes may own beneficial interests in the global note through the facilities of Indeval, which is a participant in each of Clearstream, Luxembourg, and Euroclear. Indeval is a privately owned securities depositary that is authorized and acts as a clearinghouse, depositary and central custodian for securities in Mexico. As such, Indeval provides settlement and transfer services and is the registration agent for Mexican securities transactions, eliminating the need for physical transfer of securities. We anticipate that Indeval will elect to receive payments on the notes in Mexican pesos. Accordingly, we expect that holders who own beneficial interests in the notes through Indeval will receive principal, interest, additional amounts and any other amounts due in respect of the notes in Mexican pesos (rather than U.S. dollars). In addition, holders who own beneficial interests in the notes through Indeval may be required to certify as to their residency in accordance with the procedures of Indeval.

Certificated Notes

We will issue notes to you in certificated registered form only if:

•	the depositary is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debt securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the debt securities.

If any these three events occurs, the trustee will reissue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive note, at the offices of the transfer agent in New York City or, so long as the notes are then admitted to trading on the EuroMTF, at the main office of the transfer agent in Luxembourg. Copies of this assignment form may be obtained at, as the case may be, the offices of the transfer agent in New York City and at the main office of the transfer agent in Luxembourg. Each time that we transfer or exchange a new note in certificated form for another note in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive note at, as the case may be, the offices of the transfer agent in New York City or at the main office of the transfer agent in Luxembourg. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive note to the address of that person that is specified in the assignment form. In addition, if we issue notes in certificated form, then we will make payments of principal of, interest on and any other amounts payable under the notes to holders in whose names the notes in certificated form are registered at the close of business on the record date for these payments. If the notes are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated notes at the offices of the paying agent in New York City or, as long as the notes are listed on the EuroMTF, at the main office of the paying agent in Luxembourg. The rules of the EuroMTF currently require cash or checks to be mailed to the addresses communicated by holders against the surrender of notes at the office of the paying agent in Luxembourg, if not surrendered at the office of another paying agent.

Unless and until we issue the notes in fully certificated, registered form,

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and

•	all references in this prospectus supplement or in the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

If we issue the notes in certificated registered form, so long as the notes are listed on the EuroMTF, we will maintain a paying agent and a transfer agent in Luxembourg. We will also publish a notice in Luxembourg in a leading newspaper having general circulation in Luxembourg (which is expected to be d’Wort) if any change is made in the paying agent or the transfer agent in Luxembourg.

TAXATION

The following summary of certain Mexican federal and U.S. federal income tax considerations is based on the advice of Galicia y Robles, S.C., with respect to Mexican federal taxes, and on the advice of Cleary Gottlieb Steen & Hamilton, LLP, New York, New York, with respect to U.S. federal income taxes. This summary contains a description of certain Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this prospectus supplement (including the tax treaty described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of the notes should consult their own tax advisers as to the Mexican, United States or other tax consequences of the ownership and disposition of the notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of certain consequences under the Mexican Ley del Impuesto sobre la Renta (the Mexican Income Tax Law) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the notes by a holder that is not a resident of Mexico and that will not hold notes or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a resident of Mexico if he or she has established his or her home in Mexico, and a corporation is considered a resident if it is incorporated under the laws of Mexico or it has its center of interests in Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity.

U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain United States holders are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest on the notes may be subject. Prospective purchasers of the notes should consult their own tax advisers as to the tax consequences, if any, of such treaties.

Payments of Interest, Principal and Premium in Respect of the Notes

Under the Mexican Income Tax Law, payments of interest in respect of the notes (including payments of principal in excess of the issue price of such notes, which, under Mexican law, are deemed to be interest) to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the notes are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the notes are registered with the Special Section (Sección Especial) of the National Registry of Securities (the Registro Nacional de Valores or the “RNV”), and (3) the information requirements specified by the Ministry of Finance and Public Credit (Secretaría de Hacienda

y Crédito Público) (the “SHCP”) under its general rules are satisfied. In case such requirements are not met, the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, the applicable withholding tax rate will be 4.9%.

Under general regulations published in the Diario Oficial de la Federación, which regulations are subject to amendment or repeal, the information requirements which must be satisfied, according to the SHCP, are generally that: (a) the notes are registered in the Special Section of the RNV (and copies of the approval of such registration are filed with the SHCP), (b) we timely file with the SHCP, after completion of the transaction contemplated by this prospectus supplement, certain information relating to the issuance of the notes, (c) we timely file with the SHCP information representing that no party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of 5% or more of the aggregate amount of each interest payment, and (d) we maintain records which evidence compliance with items (a), (b) and (c) above.

A higher income tax withholding rate (up to a maximum of 30% for 2005, 29% for 2006 and 28% for 2007 and beyond) will be applicable when the effective beneficiaries of payments treated as interest, whether directly or indirectly, individually or collectively with related persons, receive more than 5% of the aggregate amount of such payments on the notes and are (1) our shareholders who own, directly or indirectly, individually or collectively with related persons, more than 10% of our voting stock, or (2) entities more than 20% of whose stock is owned, directly or indirectly, individually or collectively with related persons, by us or by persons related to us. For such purposes, under the Mexican Income Tax Law, persons are considered related if one possesses an interest in the business of the other, common interests exist between them, or a third person holds an interest in the business or property of both persons.

Payments of interest we make with respect to the notes to a non-Mexican pension or retirement fund will be generally exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin, (3) the relevant interest income is exempt from taxation in such country, and (4) the fund is duly registered with the SHCP.

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of the notes in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Holders or beneficial owners of the notes may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional amounts may be limited as set forth under “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of the notes will not be subject to any Mexican withholding or similar taxes.

Taxation of Disposition of the Notes

The application of Mexican tax law provisions to capital gains realized on the disposition of the notes by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of notes between foreign holders effected outside of Mexico.

Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of the notes. There are no Mexican stamp, issue registration or similar taxes payable by a foreign holder with respect to the notes.

United States Tax Considerations

The following is a summary of the principal United States federal income tax considerations that may be relevant to a beneficial owner of notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the notes (a “U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in the notes.

In addition, this summary deals only with investors that are U.S. holders who acquire the notes in the United States as part of the initial offering of the notes, who will own the notes as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors that own or are treated as owning 10% or more of our voting shares or who may be subject to special tax rules, such as banks, financial institutions, tax-exempt entities, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, dealers in securities or currencies, certain short-term holders of the notes, or persons that hedge their exposure in the notes or will hold notes as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction. U.S. holders should be aware that the U.S. federal income tax consequences of holding the notes may be materially different for investors described in the prior sentence, including as a result of recent changes in law applicable to investors with short holding periods or that engage in hedging transactions.

If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership that acquires or holds the notes should consult its own tax advisers.

Payments of Interest and Additional Amounts

Payments of the gross amount of interest and additional amounts (as defined in “Description of Notes—Payment of Additional Amounts” (i.e., including amounts withheld in respect of Mexican withholding taxes)) with respect to a note are determined by reference to Mexican pesos and paid in U.S. dollars (unless a holder of the notes elects to receive a particular payment in Mexican pesos). For purposes of the following discussion, references to interest include any additional amounts.

A U.S. holder that uses a cash method of tax accounting will include interest as ordinary income when paid. The amount of interest income realized by a cash basis U.S. holder will be the U.S. dollar amount received (or the U.S. dollar value of the payment based on the exchange rate in effect on the date of receipt if the payment is received in Mexican pesos). A U.S. holder that uses an accrual method of tax accounting must accrue interest in accordance with either of two methods. Under the first method, an accrual basis U.S. holder will accrue interest income on the note in Mexican pesos and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. holder’s taxable year). Under the second method, an accrual basis U.S. holder will accrue interest income at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. holder that makes an election under the second method must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the U.S. Internal Revenue Service (the “IRS”).

An accrual basis U.S. holder will recognize foreign currency gain or loss on the receipt of an interest coupon paid in U.S. dollars if the amount actually received differs from the amount of the interest income accrued, to the extent that the difference is attributable to a difference between the exchange rate used to accrue that income and the exchange rate used to compute the U.S. dollar amount of the interest payment. If an accrual basis U.S. holder receives the payment in Mexican pesos, such U.S. holder will recognize foreign currency gain or loss on the receipt of the interest coupon if the exchange rate in effect on the date the payment is received differs from the exchange rate applicable to the previous accrual of that interest income. Foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note. A cash basis U.S. holder that elects to receive a particular interest payment in Mexican pesos generally will not recognize foreign currency gain or loss on the receipt of such payment.

Foreign Source Income and Foreign Tax Credits

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under U.S. tax law, for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income. Interest and additional amounts paid on the notes generally will constitute foreign source passive income (unless Mexican withholding is imposed at a rate of 5% or more, in which case, for taxable years beginning on or before December 31, 2006, such income generally will constitute foreign source high withholding tax interest). Gain or loss realized by a U.S. holder on the sale or other disposition of a debt security generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

The calculation and availability of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Disposition of the Notes

A U.S. holder generally will recognize gain or loss on the sale, redemption or other disposition of the notes in an amount equal to the difference between the amount realized on such sale, redemption or other disposition (less any amounts attributable to accrued but unpaid interest not previously included in income, which will be taxable as such) and the U.S. holder’s adjusted tax basis in the notes.

A U.S. holder’s tax basis in a note generally will be its U.S. dollar cost for that note. If a U.S. holder pays the purchase price of a note in Mexican pesos, such holder’s basis will generally be the U.S. dollar value of the purchase price on the date of purchase, calculated at the exchange rate in effect on that date.

If a U.S. holder elects to receive payment of principal in Mexican pesos upon maturity or retirement of a note, the amount realized generally will be the U.S. dollar value of the Mexican pesos received, calculated at the exchange rate in effect on the date the note matures or is retired. Similarly, if a note is sold before maturity for an amount denominated in Mexican pesos, the amount realized generally will be the U.S. dollar value of the Mexican pesos received, calculated at the exchange rate in effect on the date the note is sold. If the notes are traded on an established securities market, however, a cash basis U.S. holder (or an electing accrual basis U.S. holder) will determine its amount realized by using the exchange rate in effect on the settlement date.

Subject to the foreign currency rules discussed below, gain or loss realized by a U.S. holder on a sale, redemption or other disposition of the notes generally will be capital gain or loss. Such gain or loss will be long-term capital gain or loss if, at the time of the disposition, the notes have been held for more than one year. The deductibility of capital losses is subject to limitations.

If a U.S. holder pays the purchase price of a note in Mexican pesos, a portion of its gain or loss with respect to the principal amount of the note may be treated as exchange gain or loss, which is treated as ordinary income or loss. For these purposes, the principal amount of the note will be the U.S. holder’s purchase price for the note in Mexican pesos, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale, redemption or other disposition of the note and (ii) the U.S. dollar value of the principal amount determined on the date the U.S. holder purchased the note. The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the note.

Information Reporting and Back-up Withholding

The paying agent may be required to file information returns with the IRS with respect to payments made to certain U.S. holders on the notes. A U.S. holder may be subject to backup withholding on the payments that the U.S. taxpayer receives on the notes unless such U.S. holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number on an IRS Form W-9, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. holder’s federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A holder or beneficial owner of notes that is not a U.S. holder (a “non-U.S. holder”) generally will not be subject to U.S. federal income or withholding tax on interest received on the notes. In addition, a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain realized on the sale of notes unless (i) the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment) or (ii) in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated September 29, 2005, we have agreed to sell to the underwriters (for which Credit Suisse First Boston (Europe) Limited is acting as representative), and the underwriters have severally agreed to purchase from us, the principal amount of notes set opposite their names below:.

Underwriters	Principal Amount of Notes
Credit Suisse First Boston (Europe) Limited	Ps. 4,750,000,000
Deutsche Bank Securities Inc.	250,000,000

Total	Ps. 5,000,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes, if any are purchased.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price.

We estimate that our out-of-pocket expenses relating to this offering will be approximately U.S.$600,000. The underwriters have agreed to reimburse us for a portion of our out-of-pocket expenses relating to this offering.

Although we will apply to have the notes admitted to trading on the EuroMTF, the notes are a new issue of securities with no established trading market. The underwriters intend to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the issue of the Notes, the underwriters (or persons acting on behalf of the underwriters) may over-allot notes (provided that the aggregate principal amount of notes allotted does not exceed 105% of the aggregate principal amount of the notes) or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or persons acting on behalf of the underwriters) will undertake stabilization action. Any stabilization action may begin on or after the closing date of this offering and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

In particular, each of the underwriters has represented and agreed that:

•

it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of FMSA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us;

•	the notes may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to banks, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational institutions and other comparable entities, including, among others, treasuries and finance companies of large enterprises, which trade or invest in securities in the course of a profession or trade. Individuals or legal entities who or which do not trade or invest in securities in the course of their profession or trade may not participate in the offering of the notes, and this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes may not be considered an offer or the prospect of an offer to sell or exchange the notes;

•	it has not offered or sold any notes by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder;

•	it has not circulated or distributed and will not circulate or distribute this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, and it has not offered or sold, and will not offer or sell the notes, and has not made and will not make an invitation for subscription or purchase of the notes, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore; and

•	it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and ministerial guidelines of Japan.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fourth business day following the date hereof (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under “—Resale Restrictions”.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LISTING AND GENERAL INFORMATION

1. We will apply to have the notes admitted to trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange. Admittance to trading is subject to approval by the EuroMTF. If legislation is adopted in Luxembourg in a manner that would require us to publish our financial statements according to accounting principles or standards that are materially different from those we apply in our financial reporting under the securities laws of Mexico and the United States or that would otherwise impose requirements on us or Telcel that we determine in good faith are unduly burdensome, we may de-list the notes. We will use our reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation for the notes by another listing authority, exchange and/or system within or outside the European Union, as we may reasonably decide. If such an alternative admission for listing of the notes is not available to us or is, in our reasonable opinion, unduly burdensome, an alternative admission may not be obtained.

2. The notes have been accepted for clearance through the facilities of Euroclear Bank S.A./N.V. and Clearstream Banking Society, Société Anonyme. The Common Code number for the notes is 023172976 and the ISIN number is XS0231729764.

3. We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. Resolutions of our board of directors, dated September 7, 2004, authorized the issuance of the notes. Resolutions authorizing the issue of the guarantee were adopted by the board of directors of Radiomóvil Dipsa, S.A. de C.V. on February 10, 2005.

4. Except as described in this prospectus supplement or the accompanying prospectus, including the documents incorporated therein by reference, there are no pending actions, suits or proceedings against or affecting us or any of our subsidiaries or any of their respective properties, which, if determined adversely to us or any such subsidiary, would individually or in the aggregate have an adverse effect on our financial condition and that of our subsidiaries taken as a whole or would adversely affect our ability to perform our obligations under the notes or which are otherwise material in the context of the issue of the notes, and, to the best of our knowledge, no such actions, suits or proceedings are threatened.

5. Except as described in this prospectus supplement or the accompanying prospectus, including the documents incorporated therein by reference, there has been no change (or any development or event involving a prospective change of which we are or might reasonably be expected to be aware) which is materially adverse to our financial condition and that of our subsidiaries taken as a whole.

6. América Móvil, S.A. de C.V. is a corporation (sociedad anónima de capital variable) organized under the laws of Mexico with its principal executive offices at Lago Alberto 366, Edificio Telcel I, Piso 2, Colonia Anáhuac, 11320, México D.F., México. We were incorporated on September 29, 2000. Our corporate purpose, as stated in Article 3 of our bylaws, is to carry out any actions not prohibited by law. We were registered in the Public Registry of Commerce of Mexico City on October 13, 2000 under the number 263770.

7. Radiomóvil Dipsa, S.A. de C.V., also known as “Telcel,” is a corporation (sociedad anónima de capital variable) organized under the laws of Mexico with its principal executive offices at Lago Alberto 366, Edificio Telcel I, Piso 2, Colonia Anáhuac, 11320, México D.F., México. Telcel was incorporated on February 8, 1956. Telcel’s corporate purpose, as stated in Article 3 of Telcel’s bylaws, is to provide telecommunications services in Mexico and to take any other actions not prohibited by law. Telcel was registered in the Public Registry of Commerce of Mexico City on April 6, 1956 under the number 498.

8. For so long as any of the notes are outstanding and admitted to trading on the EuroMTF, copies of the following items in English will be available free of charge from J.P. Morgan Bank Luxembourg S.A., our listing agent, at its office at 6, route de Trèves L-2633 Senningerberg:

•	our audited consolidated financial statements as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004;

•	our audited annual consolidated financial statements for subsequent years; and

•	any related notes to these items.

For as long as any of the notes are outstanding and admitted to trading on the EuroMTF, copies of our current annual financial statements and interim financial information may be obtained from our Luxembourg agent at its office listed above.

During the same period, the indenture and the supplemental indenture will be available for inspection at the offices of JPMorgan Chase Bank, N.A. and J.P. Morgan Bank Luxembourg S.A. We currently publish our unaudited financial information on a quarterly basis. We do not prepare non-consolidated financial statements. Telcel does not publicly disclose or file its financial statements. We will, for so long as any notes are admitted to trading on the EuroMTF, maintain a paying agent in New York as well as in Luxembourg.

9. In connection with the application for the notes to be admitted to trading on the EuroMTF, copies of our and Telcel’s constitutive documents (together with a certified English translation thereof) and a legal notice relating to the issue of the notes will be deposited with Commerce and Trade Register (Registre de Commerce et des Sociétés), where they may be inspected and copies obtained upon request. Additionally, copies of our constitutive documents are available at the office of J.P. Morgan Bank Luxembourg S.A., the paying agent in Luxembourg.

10. The trustee for the notes is JPMorgan Chase Bank, N.A., having its office at 4 New York Plaza, 15th Floor, New York, New York 10004. The terms and conditions of our appointment of JPMorgan Chase Bank, N.A., as trustee, including the terms and conditions under which JPMorgan Bank, N.A. may be replaced as trustee, are contained in the indenture and the supplemental indentures available for inspection at the offices of JPMorgan Chase Bank, N.A. and J.P. Morgan Bank Luxembourg S.A.

11. The amount of our paid-in, authorized capital stock was Ps.33,209 million at December 31, 2004 and Ps.33,068 million at June 30, 2005. Our capital stock is comprised of three classes: Class AA; Class A; and Class L. Each AA Share and A Share entitles the holder thereof to one vote at any meeting of our shareholders. Each L Share entitles the holder thereof to one vote solely on certain limited matters. The amount of Telcel’s paid-in, authorized capital stock was Ps.1,143 million at December 31, 2004 and Ps.1,154 million at June 30, 2005.

12. The members of Telcel’s board of directors are Daniel Hajj Aboumrad, Carlos José García Moreno Elizondo and Alejandro Cantú Jiménez (Secretary). All of these individuals are either members of América Móvil’s board of directors or executive officers of América Móvil. Daniel Hajj Aboumrad, Fernando Benjamin Ocampo Carapia and Alejandro Cantú Jiménez are the chief executive officer, chief financial officer and general counsel, respectively, of Telcel.

EXPERTS

The consolidated financial statements of América Movil, S.A. de C.V. appearing in our Annual Report on Form 20-F for the year ended December 31, 2004 and incorporated by reference in the accompanying prospectus have been audited by Mancera, S.C., (a Member Practice of Ernst & Young Global), an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated by reference in the accompanying prospectus, which, as to the year 2002, is based in part on the report of PricewaterhouseCoopers, independent accountants and, as to year 2004, is based in part on the report of BDO Seidman, LLP, independent registered public accounting firm. Such consolidated financial statements are incorporated by reference in the accompanying prospectus in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

VALIDITY OF THE NOTES

The validity of the notes offered and sold in this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our United States counsel, and for the underwriters by Simpson Thacher & Bartlett LLP, United States counsel to the underwriters. Certain matters of Mexican law relating to the notes will be passed upon for us by Galicia y Robles, S.C., our Mexican counsel, and for the underwriters by Mijares, Angoitia, Cortés y Fuentes, S.C., Mexican counsel to the underwriters.

P R O S P E C T U S

U.S.$2,000,000,000

América Móvil, S.A. de C.V.

Debt Securities

Unconditionally Guaranteed by

Radiomóvil Dipsa, S.A. de C.V.

We may offer debt securities pursuant to this prospectus from time to time with an aggregate initial offering price of up to U.S.$2,000,000,000 (or the equivalent amount in other currencies, currency units or composite currencies). Our wholly-owned subsidiary Radiomóvil Dipsa, S.A. de C.V., also known as “Telcel,” has irrevocably and unconditionally agreed to guarantee the payment of principal, premium, if any, interest and all other amounts in respect of the debt securities. An accompanying prospectus supplement will specify the terms of the debt securities.

We may sell these debt securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in an accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

November 22, 2004

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) utilizing a “shelf” registration process. Under this shelf process, América Móvil may sell or issue debt securities in one or more offerings with an aggregate initial offering price of up to U.S.$2,000,000,000 (or the equivalent amount in other currencies, currency units or composite currencies).

This prospectus provides you only with a general description of the debt securities that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. The prospectus supplements may also add, update or change other information contained in this prospectus. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified or the context otherwise requires, references to “América Móvil” mean América Móvil, S.A. de C.V. and its consolidated subsidiaries.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Examples of forward-looking statements include the following:

•	projections of operating revenues, net income (loss), net income (loss) per share, capital expenditures, indebtedness levels, dividends, capital structure or other financial items or ratios,

•	statements of our plans, objectives or goals, including those relating to competition, regulation and rates,

•	statements about our future economic performance or that of Mexico or other countries in which we operate,

•	competitive developments in the telecommunications sector in each of the markets where we currently operate,

•	other factors and trends affecting the telecommunications industry generally and our financial condition in particular, and

•	statements of assumptions underlying the foregoing statements.

We use words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and similar expressions are intended to identify forward-looking statements but they are not the only way we identify such statements.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include economic and political conditions and government policies in Mexico, Brazil or elsewhere, inflation rates, exchange rates, regulatory developments, new investment opportunities, technological improvements, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in this prospectus, any prospectus supplement and our SEC reports incorporated by reference in this prospectus.

Forward-looking statements speak only as of the date they are made. We do not undertake to update such statements in light of new information or future developments.

You should evaluate any statements made by us in light of these important factors.

AMÉRICA MÓVIL

As of June 30, 2004, we were the largest provider of wireless communications services in Latin America and one of the ten largest in the world, with 50.3 million wireless subscribers in ten countries. Because our focus is on Latin America, a substantial majority of our wireless subscribers are prepaid customers. We also had approximately 1.7 million fixed lines in Guatemala and El Salvador at June 30, 2004, making us the largest fixed-line operator in Central America.

Our principal operations are:

•	Mexico. Through Radiomóvil Dipsa, S.A. de C.V., which operates under the name “Telcel,” we provide cellular telecommunications service in all nine regions in Mexico, with a network covering approximately 35% of the geographical area of Mexico, including all major cities, and approximately 81% of Mexico’s population. At June 30, 2004, Telcel had 25.6 million subscribers, and Telcel is the largest provider of wireless telecommunications services in Mexico.

•	Argentina. In 2003, we acquired CTI, the fourth largest wireless operator in Argentina measured by the number of subscribers. CTI provides nationwide wireless services in Argentina.

•	Brazil. As of June 30, 2004, we were the second largest provider of wireless telecommunications services in Brazil based on the number of subscribers, with approximately 11.1 million subscribers. We operate in Brazil through our subsidiary, Telecom Americas, and a number of operating companies, under a unified brand name, “Claro.”

•	Central America. We provide fixed-line and wireless services in Guatemala, El Salvador and Nicaragua, through our subsidiaries Telgua, CTE and ENITEL. We also provide wireless services in Nicaragua through our subsidiary Sercom Nicaragua and in Honduras through our subsidiary Megatel de Honduras.

•	Colombia. Our three operating subsidiaries in Colombia—Comcel, Occel and Celcaribe—operate under the “Comcel” brand. As of June 30, 2004, we were the largest wireless operator in the country measured by the number of subscribers.

•	Ecuador. Conecel, our subsidiary in Ecuador, is the largest wireless operator in Ecuador measured by the number of subscribers. Conecel operates under the “Porta” brand.

•	United States. Our U.S. subsidiary, TracFone, is engaged in the sale and distribution of prepaid wireless services and wireless phones in the United States, Puerto Rico and the U.S. Virgin Islands.

Our principal executive offices are at Lago Alberto 366, Edificio Telcel I, Piso 2, Colonia Anáhuac, 11320, México. Our telephone number is (5255) 2581-4411.

RISK FACTORS

You should carefully consider the following factors in addition to the other information presented or incorporated by reference in this prospectus.

RISKS RELATING TO OUR BUSINESSES

Substantial and increasing competition in the wireless industry could adversely affect the revenues and profitability of our business

Our wireless businesses face substantial competition, typically from at least one other wireless provider, and increasingly from multiple providers. We also face competition from fixed-line telephone companies and, increasingly, other service providers such as cable, paging and Internet companies.

We expect that competition will intensify in the future as a result of the entry of new competitors, the development of new technologies, products and services, and the auction in each of the jurisdictions in which we operate of additional spectrum. We also expect the current consolidation trend in the wireless industry to continue, as companies respond to the need for cost reduction and additional spectrum. This trend may result in larger competitors with greater financial, technical, promotional and other resources to compete with our businesses.

Among other things, our competitors could:

•	provide increased handset subsidies;

•	offer higher commissions to retailers;

•	provide free airtime or other services (such as Internet access);

•	expand their networks faster; or

•	develop and deploy improved wireless technologies faster.

We anticipate that competition will lead to increases in advertising and promotional spending, along with increased demands on access to distribution channels. In addition, portability requirements, which enable customers to switch wireless providers without changing their wireless numbers, have been introduced in some of our markets and may be introduced in other markets in the future. These developments may lead to smaller operating margins, greater choices for customers, possible consumer confusion and increasing movement of customers among competitors, which may make it difficult for us to retain customers or add new customers. The cost of adding new customers may also continue to increase, reducing profitability even if customer growth continues.

Our ability to compete successfully will depend on customer service, on marketing and on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including new services, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. If we are unable to respond to competition and compensate for declining prices by adding new customers, increasing usage and offering new services, our revenues and profitability could decline.

Changes in government regulation could hurt our businesses

Our businesses are subject to extensive government regulation and can be adversely affected by changes in law, regulation or regulatory policy. The licensing, construction, operation, sale, resale and interconnection arrangements of wireless telecommunications systems in Latin America and elsewhere are regulated to varying degrees by government or regulatory authorities. Any of these authorities having jurisdiction over our businesses could adopt or change regulations or take other actions that could adversely affect our operations. In particular, the regulation of prices operators may charge for their services could have a material adverse effect on us by reducing our profit margins. In Mexico, Telcel’s business is subject to extensive government regulation, principally by the Comisión Federal de Telecomunicaciones (Federal Telecommunications Commission, or

“Cofetel”) and the Comisión Federal de Competencia (Federal Competition Commission, or “Cofeco”), and may be adversely affected by changes in law or by actions of Mexican regulatory authorities.

The Mexican Communications Ministry is authorized to impose specific rate and other requirements on any wireless operator that is determined by Cofeco to have substantial market power. While no such determination has been made with respect to the wireless market in Mexico, we can provide no assurances that the regulatory authorities will not make such a determination with respect to Telcel and impose specific rate requirements or other special regulations on us, such as additional requirements regarding disclosure of information or quality of service. Any such new regulation could have a material adverse effect on our operations.

Many Latin American countries are in the process of deregulating and privatizing the provision of communications services, including wireless services, and many of the laws, regulations and licenses that regulate our businesses, including in Argentina, Brazil, Colombia, Ecuador, El Salvador, Guatemala, Honduras and Nicaragua, became effective only recently. Consequently, there is only a limited history that would allow us to predict the impact of these legal regulations on our future operations. In addition, changes in political administrations could lead to the adoption of policies concerning competition, privatization and taxation of communications services that may be detrimental to our operations throughout Latin America. These restrictions, which may take the form of preferences for local over foreign ownership of communications licenses and assets, or for government over private ownership, may make it impossible for us to continue to develop our businesses. These restrictions could result in our incurring losses of revenues and require capital investments all of which could materially adversely affect our businesses and results of operations.

We will, in the future, either have to acquire additional radio spectrum capacity or build more cell and switch sites in Mexico in order to expand our customer base and maintain the quality of our services

Licensed radio spectrum is essential to our growth and the quality of our services, particularly for GSM services. In order to utilize less spectrum, we could increase the density of our network by building more cell and switch sites, but such measures could be costly and would be subject to local restrictions and approvals.

The Mexican government has not auctioned additional spectrum since 1998. In 2003, we decided to acquire capacity services from Operadora Unefon in the 1900 megahertz spectrum for a period of 16 years. The Mexican government is now in the process of auctioning 1900 megahertz spectrum, and we have applied to participate in this auction. Prior to participating in any auction for spectrum, each participant must obtain an authorization from Cofeco. A separate authorization is required for each auction, and spectrum for each region is auctioned separately. Cofeco has broad discretion in granting such authorizations, and Cofeco may take into account factors such as competition and capacity utilization prior to granting any authorization to Telcel to participate in any auction.

In 1998, Cofeco did not allow Telcel to participate in certain spectrum auctions, but we believe that the reasons for Cofeco’s denial are no longer applicable given the entry of new competitors in the Mexican market and our spin-off from Telmex. Although we believe that Cofeco should authorize Telcel to participate in future spectrum auctions, we can give no assurance that it will do so. We cannot assure you that, if additional spectrum is awarded to us by the Mexican government, a third party will not appeal the process or the result of such bidding process. Any restrictions on our ability to acquire or use spectrum may have a material effect on our business.

Our concessions and licenses are subject to termination

The terms of our concessions and licenses typically require the operator to meet specified network build-out requirements and schedules, as well as to maintain minimum quality, service and coverage standards. If we fail to comply with these and other criteria, the result could be revocation of our concessions or licenses, the imposition of fines or other government actions. Our ability to comply with these criteria is subject in certain respects to factors beyond our control. We cannot assure you that our international businesses will be able to comply fully with the terms of their concessions or licenses.

In Mexico, the Mexican telecommunications law and Telcel’s concessions include various provisions under which the concessions may be terminated by the Mexican Communications Ministry before their scheduled expiration dates. Among other things, these concessions may be terminated if we fail to meet specified network build-out requirements and schedules or to maintain minimum quality, service and coverage standards by, for example, interrupting service without justified cause or failing to meet interconnection requirements. Also, the Mexican telecommunications law gives certain rights to the Mexican government, including the right to revoke the concessions pursuant to an expropriation or to take over the management of Telcel’s networks, facilities and personnel in cases of imminent danger to national security, internal peace or the national economy, natural disasters and public unrest. The loss of any one concession could have a material adverse effect on our business and results of operations.

We have invested in countries in which we have limited experience, and we may be unsuccessful in addressing the new challenges and risks they present

We have invested in a growing number of telecommunications businesses outside our historical core activity of providing wireless telecommunications services in Mexico, and we plan to continue to do so in the rest of Latin America. These investments have been made in some countries in which we have little experience and may involve risks to which we have not previously been exposed. Some of the investments are in countries that may present different or greater risks than Mexico, such as Argentina, Brazil, Colombia, Ecuador, El Salvador, Guatemala, Honduras and Nicaragua. Many of these businesses are start-up or development-stage companies with unproven business models and inexperienced management that in some cases will require substantial investments in the near future. We cannot assure you that these investments will be successful.

We are subject to significant litigation

Some of our subsidiaries are subject to significant litigation, which if determined adversely to our interests may have a material adverse effect on our business, results of operations, financial condition or prospects. In Mexico, Telcel is subject to proceedings for alleged antitrust practices. We cannot predict how these proceedings will be resolved and, if resolved contrary to our interests, what fines or restrictions may be imposed on our Mexican operations. These restrictions, which could be imposed by means of special regulations, may include significant limitations on our ability to conduct business as currently conducted.

A system failure could cause delays or interruptions of service, which could cause us to lose customers

We will need to continue to provide our subscribers with reliable service over our network. Some of the risks to our network and infrastructure include the following:

•	physical damage to access lines;

•	power surges or outages;

•	software defects; and

•	disruptions beyond our control.

Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose subscribers and incur additional expenses.

If our current churn rate increases, our business could be negatively affected

The cost of acquiring a new subscriber is much higher than the cost of maintaining an existing subscriber. Accordingly, subscriber deactivations, or churn, could have a material negative impact on our operating income, even if we are able to obtain one new subscriber for each lost subscriber. Because a substantial majority of our subscribers are prepaid, we do not have long-term contracts with those subscribers. Our weighted monthly average churn rate for the twelve-month period ended December 31, 2003 was 2.9% as compared to 3.2% for the twelve-month period ended December 31, 2002. If we experience an increase in our churn rate, our ability to achieve revenue growth could be materially impaired. In addition, a decline in general economic conditions could lead to an increase in churn, particularly among our residential subscribers.

RISKS RELATING TO THE WIRELESS INDUSTRY GENERALLY

Changes in the wireless industry could affect our future financial performance

The wireless communications industry is experiencing significant change. These changes include, among others, the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products, and changes in end-user needs and preferences. In Mexico and in the other countries in which we conduct business, there is uncertainty as to the pace and extent of growth in subscriber demand, and as to the extent to which prices for airtime and line rental may continue to decline.

There are three existing digital technologies for wireless communications, none of which is compatible with the others. In the past, Telcel and certain of our international businesses used time division multiple access (TDMA) technology for their digital networks, while certain of our other international businesses used code division multiple access (CDMA) as their digital wireless technology. We are introducing global system for mobile communications (GSM) technology in all of our markets. Telcel launched GSM services in Mexico in October 2002, and we have recently offered or are in the process of offering GSM services in Argentina, Brazil, Colombia, Ecuador, Guatemala, Uruguay and El Salvador. If future wireless technologies that gain widespread acceptance are not compatible with the technologies we use, we may be required to make capital expenditures in excess of our current forecasts in order to upgrade and replace our technology and infrastructure.

We are dependent upon a limited number of suppliers and vendors to provide us with services or equipment on a timely and cost-effective basis

Each of our wireless businesses relies primarily on a single vendor for its switch and cell site equipment and on a single supplier or small group of suppliers for its handsets and other customer equipment. If we had to replace a primary supplier of switch and cell site equipment because, for example, it ceased to provide timely or cost-effective equipment or service, the transition to another supplier could entail delays and additional costs. Supplies of customer equipment may be subject to periodic shortages, and our ability to grow will be limited if we cannot rely on our suppliers to ensure sufficient quantities and quality of equipment.

We may incur significant losses from wireless fraud and from our failure to successfully manage collections

Our wireless businesses incur losses and costs associated with the unauthorized use of these wireless networks, particularly their analog cellular networks. These costs include administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud also affects interconnection costs, capacity costs, administrative costs and payments to other carriers for unbillable fraudulent roaming. In the year ended December 31, 2003, Telcel refunded to its customers approximately Ps.1.53 million due to wireless fraud. Although we seek to combat this problem through the deployment of anti-fraud technologies and other measures, we cannot assure you that these efforts will be effective or that fraud will not result in material costs for us in the future.

Cloning, which is one form of wireless fraud, involves the use of scanners and other electronic devices to obtain illegally telephone numbers and electronic serial numbers during cellular transmission. Stolen telephone and serial number combinations can be programmed into a cellular phone and used to obtain improper access to cellular networks. Roaming fraud occurs when a phone programmed with a number stolen from one of our subscribers is used to place fraudulent calls from another carrier’s market, resulting in a roaming fee charged to us that cannot be collected from the subscriber.

Concerns about health risks relating to the use of wireless handsets and base stations may adversely affect our business

Media and other reports have linked radio frequency emissions from wireless handsets and base stations to various health concerns, including cancer, and to interference with various electronic medical devices, including hearing aids and pacemakers. Although we do not know of any definitive studies showing that radio frequency emissions raise health concerns, concerns over radio frequency emissions may discourage the use of wireless handsets, which could have a material adverse effect on our results of operations. Government authorities could also increase regulation of wireless handsets and base stations as a result of these concerns. In addition, lawsuits have been filed in the United States against certain participants in the wireless industry alleging various adverse health consequences as a result of wireless phone usage, and our businesses may be subject to similar litigation in the future. Research and studies are ongoing, and there can be no assurance that further research and studies will not demonstrate a link between radio frequency emissions and health concerns. Any negative findings in these studies could adversely affect the use of wireless handsets and, as a result, our future financial performance.

RISKS RELATING TO OUR CONTROLLING SHAREHOLDERS AND TRANSACTIONS WITH AFFILIATES

We are controlled by one shareholder, whose interests may not be consistent with those of holders of the debt securities

A majority of our voting shares are directly or indirectly owned by América Telecom, S.A. de C.V. According to reports of beneficial ownership of our shares filed with the SEC, Carlos Slim Helú and certain members of his immediate family, including his son and member of our Board of Directors, Patick Slim Domit, together own a majority of the voting stock of América Telecom. América Telecom is able to elect a majority of the members of our board of directors and to determine the outcome of other actions requiring a vote of our shareholders, except in very limited cases that require a vote of the holders of L Shares. We cannot assure you that América Telecom will not take actions that are inconsistent with your interests.

We have significant transactions with affiliates

We engage in transactions with Teléfonos de México, S.A. de C.V., or “Telmex,” and certain subsidiaries of Grupo Carso, S.A. de C.V. and Grupo Financiero Inbursa, S.A. de C.V., all of which are affiliates of América Móvil. Many of these transactions occur in the ordinary course of business and, in the case of transactions with Telmex, are subject to applicable telecommunications regulations in Mexico. Transactions with affiliates may create the potential for conflicts of interest.

Holders of debt securities may find it difficult to enforce civil liabilities against us or our directors, officers and controlling persons

We are organized under the laws of Mexico with its principal place of business (domicilio social) in Mexico City, and most of our directors, officers and controlling persons reside outside the United States. In addition, all or a substantial portion of our assets and their assets are located outside of the United States. As a result, it may be difficult for holders of debt securities to effect service of process within the United States on such persons or to enforce judgments against them, including in any action based on civil liabilities under the U.S. federal securities laws. Based on the opinion of Galicia y Robles, S.C., our Mexican counsel, there is doubt as to the enforceability against such persons in Mexico, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws.

RISKS RELATING TO DEVELOPMENTS IN MEXICO AND OTHER COUNTRIES

Latin American economic, political and social conditions may adversely affect our business

Our financial performance may be significantly affected by general economic, political and social conditions in the countries where we operate, particularly Mexico and Brazil. Many countries in Latin America, including Mexico and Brazil, have suffered significant economic, political and social crises in the past, and these events may occur again in the future. Instability in the region has been caused by many different factors, including:

•	significant governmental influence over local economies;

•	substantial fluctuations in economic growth;

•	high levels of inflation;

•	changes in currency values;

•	exchange controls or restrictions on expatriation of earnings;

•	high domestic interest rates;

•	wage and price controls;

•	changes in governmental economic or tax policies;

•	imposition of trade barriers;

•	unexpected changes in regulation; and

•	overall political, social and economic instability.

Adverse economic, political and social conditions in Latin America may inhibit demand for wireless services and create uncertainty regarding our operating environment, which could have a material adverse effect on our company.

Our business is especially affected by conditions in Mexico and Brazil. Mexico has experienced a prolonged period of slow growth since 2001, primarily as a result of the downturn in the U.S. economy. According to preliminary data, during the first six months of 2004, Mexico’s gross domestic product, or “GDP,” grew by 3.4% in real terms. In 2003, GDP grew by 1.3%, and in 2002, GDP grew by 0.9%. Mexico has also experienced high levels of inflation and high domestic interest rates. The annual rate of inflation, as measured by changes in the National Consumer Price Index as published by the Banco de México, was 4.0% for 2003.

Brazil has in the past experienced extremely high rates of inflation, with annual rates of inflation during the last ten years reaching as high as 2,489% in 1993 and 929% in 1994, as measured by the Brazilian National Consumer Price Index. More recently, Brazil’s rates of inflation were 9.4% in 2001, 14.7% in 2002 and 10.4% in 2003. Inflation, governmental measures to combat inflation and public speculation about possible future actions have in the past had significant negative effects on the Brazilian economy.

Depreciation or fluctuation of the currencies in which we conduct operations relative to the U.S. dollar could adversely affect our financial condition and results of operations

We are affected by fluctuations in the value of the currencies in which we conduct operations compared to the U.S. dollar, in which a substantial portion of our indebtedness is denominated. Changes in the value of the various currencies in which we conduct operations against the Mexican peso, which we use as our reporting currency in our financial statements, and against the U.S. dollar may result in exchange losses or gains on our net U.S. dollar-denominated indebtedness and accounts payable. In the first six months of 2004, changes in currency exchange rates led us to report a foreign exchange loss of Ps.1,133 million, while in the first six months of 2003 we reported a foreign exchange gain of Ps.1,443 million (an amount that is equal to 17.6% of our operating income in the first six months of 2003). In 2003, changes in currency exchange rates led us to report a foreign exchange gain of Ps.1,355 million (an amount that is equal to 7.5% of our operating income in 2003), while in 2002 we reported a foreign exchange loss of Ps.1,526 million. In addition, currency fluctuations between the Mexican peso and the currencies of our non-Mexican subsidiaries affect our results as reported in Mexican pesos. Currency fluctuations are expected to continue to affect our financial income and expense.

Major devaluation or depreciation of any such currencies may also result in disruption of the international foreign exchange markets and may limit our ability to transfer or to convert such currencies into U.S. dollars and other currencies for the purpose of making timely payments of interest and principal on our indebtedness. While the Mexican government does not currently restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert pesos into U.S. dollars or to transfer other currencies out of Mexico, the government could institute restrictive exchange rate policies in the future.

Additional Mexican taxes and contributions levied on services we offer and on the exploitation of frequencies could affect our results of operations

Taxes applicable to certain telecommunications services, as well as taxes and contributions on the exploitation of frequencies, have been enacted from time to time in Mexico. Taxes or contributions of this nature could adversely affect our business and our results of operations.

Currently in Mexico, concessionaires for the 800 megahertz (Band B) radio spectrum are required to pay the Mexican government an annual fee ranging from 5% to 10% of the gross revenues under such concessions whereas concessionaires for the 1900 megahertz (Band D) radio spectrum are not required to pay annual fees. Pursuant to amendments to the Federal Contributions Law (the Ley Federal de Derechos), as amended, enacted in 2003, owners of concessions in Mexico granted or renewed on or after January 1, 2003 are required to pay annual fees (derechos) for the use and exploitation of radio spectrum bands. The amount of annual fees payable could be significant and vary depending on the relevant region and radio spectrum band. These annual fees are payable in respect of all spectrum bands. The application of this fee to renewals of concessions granted prior to 2003 is the subject of debate in Mexico, as it could affect competitors differently and impact competition. Currently we do not expect to renew any of our current concessions until 2010, but, if permitted, we intend to participate in any auctions for the acquisition of additional spectrum in Mexico.

RISKS RELATING TO THE DEBT SECURITIES

There may not be a liquid trading market for the notes

If an active market for the debt securities does not develop, the price of the debt securities and the ability of a holder of debt securities to find a ready buyer will be adversely affected. As a result, we cannot assure you as to the liquidity of any trading market for the debt securities.

Creditors of our subsidiaries will have priority over the holders of the debt securities in claims to assets of our subsidiaries other than Telcel

The debt securities will be our obligations and will be guaranteed by Telcel. We conduct substantially all of our business and hold substantially all of our assets through our subsidiaries. The shares of all of our operating subsidiaries, including Telcel, are held directly or indirectly by our wholly-owned subsidiary, Sercotel, S.A. de C.V. Claims of creditors of our subsidiaries other than Telcel, including trade creditors and bank and other lenders, will have priority over the holders of the debt securities in claims to assets of our subsidiaries other than Telcel. At June 30, 2004, Sercotel had, on an unconsolidated basis, unsecured and unsubordinated obligations under indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.11,484 million (U.S.$1,006 million). In addition, at such date, our operating subsidiaries other than Telcel had indebtedness of Ps.3,275 million (U.S.$287 million).

At June 30, 2004, Telcel had, on an unconsolidated basis, unsecured and unsubordinated obligations under indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.45,487 million (U.S.$3,986 million), excluding subordinated debt owed to América Móvil or other of our subsidiaries. All such indebtedness of Telcel ranks equally with Telcel’s guarantees in respect of the debt securities. In addition, our ability to meet our obligations, including under the debt securities, will depend, in significant part, on our receipt of cash dividends, advances and other payments from our subsidiaries.

Judgments of Mexican courts enforcing our obligations under the debt securities would be payable only in Mexican pesos

If proceedings were brought in Mexico seeking to enforce in Mexico our obligations in respect of the debt securities or the guarantees, we would be required to discharge our obligations in Mexico in Mexican pesos. Under the Ley Monetaria de los Estados Unidos Mexicanos (the Mexican Monetary Law), an obligation denominated in a currency other than Mexican pesos that is payable in Mexico may be satisfied in Mexican pesos at the rate of exchange in effect on the date of payment. This rate is currently determined by Banco de México and published in the Official Gazette of Mexico. As a result, the amount paid by us in pesos to holders of the debt securities may not be readily convertible into the amount of U.S. dollars that we are obligated to pay under the indenture. In addition, our obligation to indemnify against exchange losses may be unenforceable in Mexico.

Our obligations under the debt securities would be converted in the event of bankruptcy

Under Mexico’s Ley de Concursos Mercantiles (Law on Mercantile Reorganization), if we and/or Telcel were declared bankrupt or in concurso mercantil, our obligations under the debt securities and the guarantees:

•	would be converted into pesos and then from pesos into inflation-adjusted units, or Unidades de Inversión (known as UDIs);

•	would be satisfied at the time claims of all our creditors are satisfied;

•	would be subject to the outcome of, and priorities recognized in, the relevant proceedings;

•	would cease to accrue interest; and

•	would not be adjusted to take into account any depreciation of the peso against the dollar occurring after such declaration.

Telcel’s guarantees of the debt securities may not be enforceable in the event of a bankruptcy of Telcel

Telcel’s guarantees of the debt securities provide a basis for a direct claim against Telcel; however, it is possible that the guarantees may not be enforceable. While Mexican law does not prohibit the giving of guarantees and, as a result, does not prevent Telcel’s guarantees from being valid, binding and enforceable against Telcel, in the event Telcel is declared bankrupt or becomes subject to bankruptcy reorganization (concurso mercantil), the guarantees may be deemed to have been a fraudulent transfer and declared void, if it is determined that Telcel did not receive adequate consideration in exchange for such guarantees. If the guarantees become unenforceable, the debt securities would effectively be subordinated to all liabilities, including trade payables, of Telcel. At June 30, 2004, Telcel had, on an unconsolidated basis, total liabilities of Ps.51,131 million (U.S.$4,481 million). This amount includes approximately Ps.24,923 million (U.S.$2,184 million) principal amount of subordinated debt of Telcel owed to us or our other subsidiaries.

Mexican law may limit the ability of holders of debt securities to enforce their rights under the guarantees against Telcel

Creditors of Telcel, including a holder of the debt securities that are guaranteed by Telcel, may face limitations under Mexican law in attempting to enforce a claim against Telcel’s assets to the extent those assets are used in providing public service under Telcel’s concessions.

Developments in other countries may affect prices for the debt securities and adversely affect our ability to raise additional financing

The market value of securities of Mexican companies is, to varying degrees, affected by economic and market conditions in other countries. Although economic conditions in such countries may differ significantly from economic conditions in Mexico, investors’ reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Mexican issuers. In October 1997, prices of both Mexican debt securities and Mexican equity securities dropped substantially, precipitated by a sharp drop in the values of Asian markets. Similarly, in the second half of 1998, prices of Mexican securities were adversely affected by the economic crises in Russia and in Brazil. More recently, prices of Mexican securities have been adversely affected by the economic crisis in Argentina. The market value of the debt securities could be adversely affected by events elsewhere, especially in emerging market countries.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2003, and for the six-month period ended June 30, 2004, in accordance with Mexican GAAP and U.S. GAAP. Earnings for this purpose consist of earnings before income taxes, plus fixed charges and depreciation of capitalized interest and minus interest capitalized during the period. Under Mexican GAAP, employee profit sharing is considered an income tax and earnings are calculated before the provision for employee profit sharing. Under U.S. GAAP, however, employee profit sharing is considered an operating expense and earnings are calculated after the provision for employee profit sharing. Fixed charges for this purpose consist of interest expense plus interest capitalized during the period. Fixed charges do not take into account gain or loss from monetary position or exchange gain or loss attributable to our indebtedness. Under Mexican GAAP, we do not capitalize interest, but we have capitalized interest in certain periods in connection with the reconciliation of our net income to U.S. GAAP.

	Year ended December 31,					Six months ended June 30, 2004
	1999	2000	2001	2002	2003
Mexican GAAP	33.7	5.5	6.6	5.9	6.0	6.3
U.S. GAAP	31.6	4.1	6.3	6.7	6.3	5.9

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes, including funding working capital and capital expenditures and repaying debt.

DESCRIPTION OF DEBT SECURITIES

The following section summarizes material terms that are common to all series of the debt securities and guarantees and to the indenture, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series. Because this section is a summary, it does not describe every aspect of the debt securities, guarantees and the indenture. This summary is subject to and qualified in its entirety be reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture.

The indenture and its associated documents, including the debt securities we are offering, contain the full legal text of the matters summarized in this section. We have filed a copy of the indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Upon request, we will provide you with a copy of the indenture. See “Where You Can Find More Information” for information concerning how to obtain a copy.

In this section, references to “we,” “us” and “our” are to América Móvil, S.A. de C.V. only and do not include our subsidiaries or affiliates. References to “Telcel” or the “guarantor” are to Radiomóvil Dipsa, S.A. de C.V., which is our subsidiary and the guarantor of the debt securities. References to “debt securities” include both the debt securities and the guarantees, except where otherwise indicated or as the context otherwise requires. References to “holders” mean those who have debt securities registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in debt securities should refer to “Form of Debt Securities, Clearing and Settlement.”

The debt securities will be issued in one or more series. The following discussion of provisions of the debt securities and the guarantees, including, among others, the discussion of provisions described under “—Optional Redemption,” “—Defaults, Remedies and Waiver of Defaults,” “—Modification and Waiver” and “—Defeasance” below, applies to individual series of debt securities.

General

Indenture

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture, dated as of March 9, 2004. The indenture is an agreement among us, Telcel, as guarantor, and JPMorgan Chase Bank, as trustee. The trustee has the following two main roles:

•	First, the trustee can enforce your rights against us if we default in respect of the debt securities and Telcel defaults in respect of the guarantees. There are some limitations on the extent to which the trustee acts on your behalf, which we describe under “—Defaults, Remedies and Waiver of Defaults” below.

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of debt securities.

Subsidiary Guarantor

Telcel will irrevocably and unconditionally guarantee the full and punctual payment of principal, premium, if any, interest, additional amounts and any other amounts that may become due and payable by us in respect of the debt securities. If we fail to pay any such amount, Telcel will immediately pay the amount that is due and required to be paid. (Section 1101)

Ranking of the Debt Securities and the Guarantees

We are a holding company and our principal assets are shares that we hold in our subsidiaries. The debt securities will not be secured by any of our assets or properties. As a result, by owning the debt securities, you will be one of our unsecured creditors. The debt securities will not be subordinated to any of our other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against us, the debt securities would rank equally in right of payment with all our other unsecured and unsubordinated debt.

Telcel’s guarantees of the debt securities will not be secured by any of its assets or properties. As a result, if Telcel is required to pay under the guarantees, holders of the debt securities would be unsecured creditors of Telcel. The guarantees will not be subordinated to any of Telcel’s other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against Telcel, the guarantees would rank equally in right of payment with all of Telcel’s other unsecured and unsubordinated debt.

A creditor of Telcel, including a holder of the debt securities, which are guaranteed by Telcel, may face limitations under Mexican law in attempting to enforce a claim against Telcel’s assets to the extent those assets are used in providing public service under Telcel’s concessions.

Stated Maturity and Maturity

The day on which the principal amount of the debt securities is scheduled to become due is called the “stated maturity” of the principal. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The debt securities will be issued only in registered form without coupons and in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. (Section 302)

Except in limited circumstances, the debt securities will be issued in the form of global debt securities. See “Form of Debt Securities, Clearing and Settlement.”

Payment of Additional Amounts

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to investors who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

We will pay to holders of the debt securities all additional amounts that may be necessary so that every net payment of interest or principal to the holder will not be less than the amount provided for in the debt securities of that series. By net payment, we mean the amount that we or our paying agent will pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority.

Our obligation to pay additional amounts is, however, subject to several important exceptions. We will not pay additional amounts to any holder for or on account of any of the following:

•	any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and Mexico (other than the mere receipt of a payment or the ownership or holding of a debt security);

•	any estate, inheritance, gift or other similar tax, assessment or other governmental charge imposed with respect to the debt securities;

•	any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the holder or any beneficial owner of the debt security if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that holders will be required to provide such information and identification;

•	any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the debt securities;

•	any taxes, duties, assessments or other governmental charges with respect to a debt security presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holders of such debt security would have been entitled to such additional amounts on presenting such debt security for payment on any date during such 15-day period; and

•	any payment on a debt security to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of such debt security. (Section 1009)

The limitations on our obligations to pay additional amounts described in the third bullet point above will not apply if the provision of information, documentation or other evidence described in the applicable bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a debt security, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. (Section 1009)

Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided that we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional amounts described in the third bullet point above also will not apply unless (a) the provision of the information, documentation or other evidence described in the applicable bullet point is expressly required by the applicable Mexican regulations, (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on our own through reasonable diligence, and (c) we otherwise would meet the requirements for application of the applicable Mexican regulations.

In addition, the limitation described in the third bullet point above does not require that any person, including any non-Mexican pension fund, retirement fund or financial institution, register with the Ministry of Finance and Public Credit to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

We will remit the full amount of any Mexican taxes withheld to the applicable Mexican taxing authorities in accordance with applicable law. We will also provide the trustee with documentation satisfactory to the trustee evidencing the payment of Mexican taxes in respect of which we have paid any additional amount. We will provide copies of such documentation to the holders of the debt securities or the relevant paying agent upon request. (Section 1009(a))

Any reference in this prospectus, the indenture, any applicable supplemental indenture or the debt securities or guarantees to principal, premium, if any, interest or any other amount payable in respect of the debt securities by us will be deemed also to refer to any additional amount that may be payable with respect to that amount under the obligations referred to in this subsection. (Section 1009(e))

In the event that additional amounts actually paid with respect to the debt securities pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto. (Section 1009(d))

Optional Redemption

We will not be permitted to redeem the debt securities before their stated maturity, except as set forth below. The debt securities will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your debt securities. In addition, you will not be entitled to require us to repurchase your debt securities from you before the stated maturity. (Section 1201(a))

Optional Redemption

If so indicated in the applicable prospectus supplement, we will be entitled, at our option, to redeem some or all of the outstanding debt securities of any series from time to time at the redemption price set forth in the applicable prospectus supplement. If the debt securities of any series are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case we will also pay you accrued and unpaid interest, if any, through the redemption date. Debt securities will stop bearing interest on the redemption date, even if you do not collect your money. (Sections 301, 1201 and 1204)

Redemption for Taxation Reasons

If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date on which a series of debt securities is issued, we would be obligated, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 10% with respect to any series of debt securities (see “—Additional Amounts” and “Taxation—Mexican Tax Considerations”), then, at our option, all, but not less than all, of the debt securities of such series may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any additional amounts due thereon up to but not including the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay these additional amounts if a payment on the debt securities of such series were then due and (2) at the time such notice of redemption is given such obligation to pay such additional amounts remains in effect. (Section 1201(c))

Prior to the publication of any notice of redemption for taxation reasons, we will deliver to the trustee:

•	a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right of redemption for taxation reasons have occurred; and

•	an opinion of Mexican legal counsel (which may be our counsel) of recognized standing to the effect that we have or will become obligated to pay such additional amounts as a result of such change or amendment. (Section 1201(d))

This notice, after it is delivered by us to the trustee, will be irrevocable. (Section 1202)

Merger, Consolidation or Sale of Assets

We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our assets and properties and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:

•	if we are not the successor person in the transaction, the successor is organized and validly existing under the laws of Mexico or the United States or any political subdivision thereof and expressly assumes our obligations under the debt securities or the indenture;

•	immediately after the transaction, no default under the debt securities has occurred and is continuing. For this purpose, “default under the debt securities” means an event of default or an event that would be an event of default with respect to any series of debt securities if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. See “—Defaults, Remedies and Waiver of Defaults”; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating, among other things, that the transaction complies with the indenture. (Section 801)

If the conditions described above are satisfied, we will not have to obtain the approval of the holders in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety. In addition, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets and properties. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company, but in which we do not merge or consolidate, and any transaction in which we sell or otherwise dispose of less than substantially all our assets.

Telcel may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets and properties and may not permit any person to consolidate with or merge into it, unless substantially the same conditions set forth above are satisfied with respect to Telcel. (Section 801)

Covenants

The following covenants will apply to us and certain of our subsidiaries for so long as any debt security remains outstanding. These covenants restrict our ability and the ability of our subsidiaries to enter into certain transactions. However, these covenants do not limit our ability to incur indebtedness or require us to comply with financial ratios or to maintain specified levels of net worth or liquidity.

Limitation on Liens

We may not, and we may not allow any of our restricted subsidiaries to, create, incur, issue or assume any liens on our restricted property to secure debt where the debt secured by such liens, plus the aggregate amount of our attributable debt and that of our restricted subsidiaries in respect of sale and leaseback transactions, would exceed an amount equal to an aggregate of 15% of our Consolidated Net Tangible Assets unless we secure the debt securities equally with, or prior to, the debt secured by such liens. This restriction will not, however, apply to the following:

•	liens on restricted property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition;

•	liens on any restricted property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair, provided that such lien attaches to the restricted property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other restricted property;

•	liens existing on any restricted property of any restricted subsidiary prior to the time that the restricted subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•	liens on any restricted property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries; and

•	liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional restricted property. (Section 1006)

“Consolidated Net Tangible Assets” means total consolidated assets less (1) all current liabilities, (2) all goodwill, (3) all trade names, trademarks, patents and other intellectual property assets and (4) all licenses, each as set forth on our most recent consolidated balance sheet and computed in accordance with Mexican GAAP. (Section 101)

“Restricted property” means (1) any exchange and transmission equipment, switches, cellular base stations, microcells, local links, repeaters and related facilities, whether owned as of the date of the indenture or acquired after that date, used in connection with the provision of telecommunications services in Mexico, including any land, buildings, structures and other equipment or fixtures that constitute any such facility, owned by us or our restricted subsidiaries and (2) any share of capital stock of any restricted subsidiary.

“Restricted subsidiaries” means our subsidiaries that own restricted property. (Section 101)

Limitation on Sales and Leasebacks

We may not, and we may not allow any of our restricted subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the debt securities will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•	the aggregate principal amount of all debt then outstanding that is secured by any lien on any restricted property that does not ratably secure the debt securities (excluding any secured indebtedness permitted under “—Limitation on Liens” above) plus the aggregate amount of our attributable debt and the attributable debt of our restricted subsidiaries in respect of sale and leaseback transactions then outstanding (other than any sale and leaseback transaction permitted under the following bullet point) would not exceed an amount equal to 15% of our Consolidated Net Tangible Assets; or

•	we or one of our restricted subsidiaries, within 12 months of the sale and leaseback transaction, retire an amount of our secured debt which is not subordinate to the debt securities in an amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction and (2) the fair market value of the restricted property leased. (Section 1008)

Notwithstanding the foregoing, we and/or our restricted subsidiaries may enter into sale and leaseback transactions during 2004 in respect of which attributable debt is not in excess of U.S.$300 million in the aggregate, and additional sale and leaseback transactions that solely refinance, extend, renew or refund such sale and leaseback transactions, and (a) the restriction described in the preceding paragraph shall not apply to such sale and leaseback transactions and (b) such transactions shall be excluded in determining the aggregate amount of our attributable debt and the attributable debt of our restricted subsidiaries for purposes of the preceding paragraph and also for purposes of the covenant described under “—Limitation on Liens” above. (Section 1008)

“Sale and leaseback transaction” means an arrangement between us or one of our restricted subsidiaries and a bank, insurance company or other lender or investor where we or our restricted subsidiary leases a restricted property for an initial term of three years or more that was or will be sold by us or our restricted subsidiary to that lender or investor for a sale price of U.S.$1 million or its equivalent or more. (Section 101)

“Attributable debt” means, with respect to any sale and leaseback transaction, the lesser of (1) the fair market value of the asset subject to the sale and leaseback transaction and (2) the present value, discounted at a rate set forth in the indenture, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease. (Section 101)

Limitation on Sale of Capital Stock of Telcel

We may not, and we may not allow any of our subsidiaries to, sell, transfer or otherwise dispose of any shares of capital stock of Telcel if following such sale, transfer or disposition we would own, directly or indirectly, less than (1) 50% of the voting power of all of the shares of capital stock of Telcel and (2) 50% of all of the shares of capital stock of Telcel. (Section 1007)

Provision of Information

We will furnish the trustee with copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, including our annual reports on Form 20-F and reports on Form 6-K. In addition, we will make the same information, documents and other reports available, at our expense, to holders who so request in writing. (Section 1005) In the event that, in the future, we are not required to file such information, documents or other reports pursuant to Section 13 or 15(d) of the Securities Exchange Act, we will furnish on a reasonably prompt basis to the trustee and holders who so request in writing, substantially the same financial and other information that we would be required to include and file in an annual report on Form 20-F and reports on Form 6-K. (Section 1005)

If any of our officers becomes aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, we will also file a certificate with the trustee describing the details thereof and the action we are taking or propose to take. (Section 1004)

Defaults, Remedies and Waiver of Defaults

You will have special rights if an event of default with respect to the series of debt securities you hold occurs and is not cured, as described below.

Events of Default

Each of the following will be an “event of default” with respect to any series of debt securities:

•	we or Telcel fail to pay the principal of any debt securities of that series on its due date;

•	we or Telcel fail to pay interest on any debt securities of that series within 30 days after its due date;

•	we or Telcel remain in breach of any covenant in the indenture for the benefit of holders of that series of debt securities, for 60 days after we receive a notice of default (sent by the trustee or the holders of not less than 25% in principal amount of the series of debt securities) stating that we are in breach;

•	we or Telcel file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or Telcel;

•	we or Telcel experience a default or event of default under any instrument relating to debt having an aggregate principal amount exceeding U.S.$25 million (or its equivalent in other currencies) that constitutes a failure to pay principal or interest when due or results in the acceleration of the debt prior to its maturity;

•	a final judgment is rendered against us or Telcel in an aggregate amount in excess of U.S.$25 million (or its equivalent in other currencies) that is not discharged or bonded in full within 30 days; or

•	the guarantee of the debt securities of that series is held in a final judgment to be unenforceable or invalid or ceases for any reason to be in full force and effect, or Telcel, or any person acting on behalf of Telcel, denies or disaffirms its obligations under the guarantees of the debt securities. (Section 501)

Remedies Upon Event of Default

If an event of default with respect to any series of debt securities occurs and is not cured or waived, the trustee, at the written request of holders of not less than 25% in principal amount of that series of debt securities, may declare the entire principal amount of all the debt securities of that series to be due and payable immediately, and upon any such declaration the principal, any accrued interest and any additional amounts shall become due and payable. If, however, an event of default occurs because of a bankruptcy, insolvency or reorganization relating to us or Telcel, the entire principal amount of all the debt securities and any accrued interest and any additional amounts will be automatically accelerated, without any action by the trustee or any holder and any principal, interest or additional amounts will become immediately due and payable. (Section 502)

Each of the situations described above is called an acceleration of the maturity of the debt securities. If the maturity of any series of the debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of that series of debt securities may cancel the acceleration for all the debt securities of that series, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to that series of debt securities have been cured or waived. (Section 502)

If any event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use under the circumstances in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection, known as an indemnity, from expenses and liability. If the trustee receives an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to that series of debt securities. (Section 512 and Section 603(e))

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and the event of default has not been cured or waived;

•	the holders of not less than 25% in principal amount of a particular series of debt securities must make a written request that the trustee take action with respect to that series because of the default and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of a series of debt securities must not have given the trustee for such series directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of that series of debt securities. (Section 507)

You will be entitled, however, at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

Book-entry and other indirect holders should consult their bank or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a past default for all the debt securities of that series. If this happens, the default will be treated as if it had been cured. No one can waive a payment default on any debt security, however, without the approval of the particular holder of that debt security. (Section 513)

Modification and Waiver

There are three types of changes we can make to the indenture, the outstanding debt securities under the indenture and guarantees thereof.

Changes Requiring Each Holder’s Approval

The following changes cannot be made without the approval of each holder of an outstanding debt security affected by the change:

•	a change in the stated maturity of any principal or interest payment on a debt security;

•	a reduction in the principal amount, the interest rate or the redemption price for a debt security;

•	a change in the obligation to pay additional amounts;

•	a change in the currency of any payment on a debt security other than as permitted by the debt security;

•	a change in the place of any payment on a debt security;

•	an impairment of the holder’s right to sue for payment of any amount due on its debt security;

•	a change in the terms and conditions of the obligations of the guarantor under the guarantees to make due and punctual payment of the principal, premium, if any, or interest in respect of the outstanding debt securities under the indenture;

•	a reduction in the percentage in principal amount of the debt securities needed to change the indenture, the outstanding debt securities under the indenture or guarantees thereof; and

•	a reduction in the percentage in principal amount of the debt securities needed to waive our compliance with the indenture or to waive defaults. (Section 902)

Changes Not Requiring Approval

Some changes will not require the approval of holders of debt securities. These changes are limited to specific kinds of changes, like the addition of covenants, events of default or security, and other clarifications and changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect. (Section 901)

Changes Requiring Majority Approval

Any other change to the indenture, the debt securities or the guarantees will be required to be approved by the holders of a majority in principal amount of each series of debt securities affected by the change or waiver. The required approval must be given by written consent. (Section 902)

The same majority approval will be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and creating liens on our interests, which we describe above under “—Mergers and Similar Transactions” and “—Covenants.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security or guarantee, or the indenture, as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described under in “—Changes Requiring Each Holder’s Approval” above, unless that holder approves the waiver. (Section 1011)

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

We may, at our option, elect to terminate (1) all of our or Telcel’s obligations with respect to a series of debt securities and the related guarantees (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the debt securities of that series, the replacement of mutilated, destroyed, lost or stolen debt securities of that series and the maintenance of agencies with respect to the debt securities of that series (Sections 1301 and 1302) or (2) our or Telcel’s obligations under the covenants in the indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”) in respect of debt securities of that series (Sections 1301 and 1303). In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee money or U.S. government obligations, or any combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including additional amounts) in respect of the debt securities of that series then outstanding on the maturity date of the debt securities of that series, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters. (Sections 1301, 1304 and 1305)

If we elect either legal defeasance or covenant defeasance with respect to any debt securities of a series, we must so elect it with respect to all of the debt securities of that series. (Section 1301)

Special Rules for Actions by Holders

When holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Debt Securities are Eligible for Action by Holders

Only holders of outstanding debt securities will be eligible to vote or participate in any action by holders. In addition, we will count only outstanding debt securities in determining whether the various percentage requirements for voting or taking action have been met. For these purposes, a debt security will not be “outstanding” if it has been surrendered for cancellation or if we have deposited or set aside, in trust for its holder, money for its payment or redemption. (Section 101)

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt securities may be set in accordance with procedures established by the depositary from time to time. (Section 104)

Payment Provisions

Payments on the Debt Securities

For interest due on a debt security on an interest payment date, we will pay the interest to the holder in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date. For interest due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. For principal due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at the proper place of payment. (Section 306)

The regular record date relating to the interest payment dates for any debt security will be set forth in the applicable prospectus supplement.

Payments on Global Debt Securities. For debt securities issued in global form, we will make payments on the debt securities in accordance with the applicable policies of the depositary as in effect from time to time. (Section 1002) Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global debt security. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Debt Securities. For debt securities issued in certificated form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s records as of the close of business on the regular record date, and we will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check may be made in next-day funds, that is, funds that become available on the day after the check is cashed. If we issue debt securities in certificated form, holders of debt securities in certificated form will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in New York City. (Section 202 and Section 306)

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the debt securities, guarantees or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order to close and a day on which banks and financial institutions in Mexico are open for business with the general public.

Paying Agents

If we issue debt securities in certificated form, we may appoint one or more financial institutions to act as our paying agents, at whose designated offices the debt securities may be surrendered for payment at their maturity. We may add, replace or terminate paying agents from time to time, provided that if any debt securities are issued in certificated form, so long as such debt securities are outstanding, we will maintain a paying agent in New York City. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as a paying agent. We must notify you of changes in the paying agents as described under “—Notices” below.

Unclaimed Payments

All money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Transfer Agents

We may appoint one or more transfer agents, at whose designated offices any debt securities in certificated form may be transferred or exchanged and also surrendered before payment is made at maturity. Initially, we have appointed the trustee, at its corporate office in New York City as transfer agent. We may also choose to act as our own transfer agent. We must notify you of changes in the transfer agent as described under “—Notices.” If we issue debt securities in certificated form, holders of debt securities in certificated form will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities, with a duly completed form of transfer, for registration of transfer at the office of our transfer agent in New York City. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer. (Section 304 and Section 1002)

Notices

As long as we issue debt securities in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If we issue debt securities in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. (Section 106)

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder. (Section 106)

Governing Law

The indenture, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York, United States of America. (Section 113)

Submission to Jurisdiction

In connection with any legal action or proceeding arising out of or relating to the debt securities, the guarantees or the indenture (subject to the exceptions described below), we and the guarantor have each:

•	submitted to the jurisdiction of any New York state or U.S. federal court sitting in New York City, and any appellate court thereof;

•	agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court and waived, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of we or the guarantor; and

•	appointed CT Corporation System, with an office at 111 Eighth Avenue, New York, New York 10011, United States of America as process agent.

The process agent will receive, on behalf of each of us and the guarantor, service of copies of the summons and complaint and any other process which may be served in any such legal action or proceeding brought in such New York state or U.S. federal court sitting in New York City. Service may be made by mailing or delivering a copy of such process to us or the guarantor, as the case may be, at the address specified above for the process agent. (Section 115)

A final judgment in any of the above legal actions or proceedings will be conclusive and may be enforced in other jurisdictions, in each case, to the extent permitted under the applicable laws of such jurisdiction.

In addition to the foregoing, the holders may serve legal process in any other manner permitted by applicable law. The above provisions do not limit the right of any holder to bring any action or proceeding against either us or the guarantor or our or its properties in other courts where jurisdiction is independently established. (Section 115)

To the extent that either we or the guarantor has or hereafter may acquire or have attributed to us or it any sovereign or other immunity under any law, each of us and the guarantor has agreed to waive, to the fullest extent permitted by law, such immunity from jurisdiction or to service of process in respect of any legal suit, action or proceeding arising out of or relating to the indenture or the debt securities. (Section 115)

Currency Indemnity

Our obligations and the obligations of the guarantor under the debt securities and the guarantees, respectively, will be discharged only to the extent that the relevant holder is able to purchase U.S. dollars with any other currency paid to that holder in accordance with any judgment or otherwise. If the holder cannot purchase U.S. dollars in the amount originally to be paid, we and the guarantor have agreed to pay the difference. The holder, however, agrees that, if the amount of U.S. dollars purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us or the guarantor, as the case may be. The holder will not be obligated to make this reimbursement if we or the guarantor are in default of our or its obligations under the debt securities or the guarantees. (Section 1010)

Our Relationship with the Trustee

JPMorgan Chase Bank is initially serving as the trustee for the debt securities. JPMorgan Chase Bank may have other business relationships with us from time to time. Affiliates of J.P. Morgan Securities Inc. owned approximately 7.9% of our limited-voting L Shares outstanding as of April 30, 2004.

FORM OF DEBT SECURITIES, CLEARING AND SETTLEMENT

Global Debt Securities

We will issue the debt securities in global form, without interest coupons. Debt securities issued in global form will be represented, at least initially, by one or more global debt securities. Upon issuance, global debt securities will be deposited with the trustee as custodian for The Depository Trust Company, known as DTC, and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global debt security will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global debt security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global debt securities).

Beneficial interests in the global debt securities may be credited within DTC to Euroclear Bank S.A./N.V. and Clearstream, Luxembourg Banking, société anonyme on behalf of the owners of such interests. We refer to Euroclear S.A./N.V. and Clearstream, Luxembourg Banking, société anonyme as “Euroclear” and “Clearstream, Luxembourg,” respectively.

Investors may hold their interests in the global debt securities directly through DTC, Euroclear or Clearstream, Luxembourg, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global debt securities may not be exchanged for debt securities in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Debt Securities

Interests in the global debt securities will be subject to the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global debt security, DTC or its nominee will be considered the sole owner or holder of the debt securities represented by that global debt security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security:

•	will not be entitled to have debt securities represented by the global debt security registered in their names;

•	will not receive or be entitled to receive physical, certificated debt securities; and

•	will not be considered the registered owners or holders of the debt securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global debt security must rely on the procedures of DTC to exercise any rights of a holder of debt securities under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the debt securities represented by a global debt security will be made by the trustee to DTC’s nominee as the registered holder of the global debt security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global debt security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global debt security will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream, Luxembourg. To deliver or receive an interest in a global debt security held in a Euroclear or Clearstream, Luxembourg account, an investor must send transfer instructions to Euroclear or Clearstream, Luxembourg, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, Luxembourg, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global debt securities in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant that purchases an interest in a global debt security from a DTC participant will be credited on the business day for Euroclear or Clearstream, Luxembourg immediately following the DTC settlement date. Cash received in Euroclear or Clearstream, Luxembourg from the sale of an interest in a global debt security to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

DTC, Euroclear and Clearstream, Luxembourg have agreed to the above procedures to facilitate transfers of interests in the global debt securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Debt Securities

Beneficial interests in the global debt securities may not be exchanged for debt securities in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global debt securities and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debt securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the debt securities.

In all cases, certificated debt securities delivered in exchange for any global debt security will be registered in the names, and issued in any approved denominations, requested by the depository.

For information concerning paying agents for any debt securities in certificated form, see “Description of Debt Securities—Payment Provisions—Paying Agents.”

TAXATION

The following summary of certain Mexican federal and U.S. federal income tax considerations is based on the advice of Galicia y Robles, S.C., with respect to Mexican federal taxes, and on the advice of Cleary, Gottlieb, Steen & Hamilton, New York, New York, with respect to U.S. federal income taxes. This summary contains a description of the principal Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the debt securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this registration statement (including the tax treaty described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of debt securities should consult their own tax advisers as to the Mexican, United States or other tax consequences of the ownership and disposition of the debt securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal consequences under the Mexican Ley del Impuesto sobre la Renta (the Mexican Income Tax Law) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the debt securities by a holder that is not a resident of Mexico and that will not hold debt securities or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a resident of Mexico if he or she has established his or her home in Mexico, and a corporation is considered a resident if it is incorporated under the laws of Mexico or it has its center of interests in Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity.

U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain United States holders are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest on the debt securities may be subject. Prospective purchasers of debt securities should consult their own tax advisors as to the tax consequences, if any, of such treaties.

Payments of Interest, Principal and Premium, in Respect of the Debt Securities

Under the Mexican Income Tax Law, payments of interest we make in respect of the debt securities (including payments of principal in excess of the issue price of such debt securities, which, under Mexican law, are deemed to be interest) to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the debt securities are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the debt securities are registered with the Special Section (Sección Especial) of the National Registry of Securities (the Registro Nacional de Valores or the “RNV”), and (3) the information requirements specified by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) (the “SHCP”) under its general rules are satisfied. In case such requirements are not met, the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, the applicable withholding tax rate will be 4.9%.

Under general regulations published in the Diario Oficial de la Federación, which regulations are subject to amendment or repeal, the information requirements which must be satisfied, according to the SHCP, are generally that: (a) the debt securities are registered in the Special Section of the RNV (and copies of the approval of such registration are filed with the SHCP), (b) we timely file with the SHCP, after completion of the transaction contemplated by this document, certain information relating to the issuance of the debt securities, (c) we timely file with the SHCP information representing that no party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of 5% or more of the aggregate amount of each interest payment, and (d) we maintain records which evidence compliance with items (a), (b) and (c) above.

A higher income tax withholding rate (up to a maximum of 33%) will be applicable when the effective beneficiaries of payments treated as interest, whether directly or indirectly, individually or collectively with related persons, who receive more than 5% of the aggregate amount of such payments on the debt securities and are (1) our shareholders who own, directly or indirectly, individually or collectively with related persons, more than 10% of our voting stock, or (2) entities more than 20% of whose stock is owned, directly or indirectly, individually or collectively with related persons, by us or by persons related to us. For such purposes, under the Mexican Income Tax Law, persons are considered related if one possesses an interest in the business of the other, common interests exist between them, or a third person holds an interest in the business or property of both persons.

Payments of interest we make with respect to the debt securities to a non-Mexican pension or retirement fund will be generally exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin, (3) the relevant interest income is exempt from taxation in such country, and (4) the fund is duly registered with the SHCP.

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of debt securities in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See “Description of the Debt Securities—Payment of Additional Amounts.”

Holders or beneficial owners of debt securities may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional amounts may be limited as set forth under “Description of the Debt Securities—Payment of Additional Amounts.”

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of the debt securities will not be subject to any Mexican withholding or similar taxes.

Taxation of Disposition of Debt Securities

The application of Mexican tax law provisions to capital gains realized on the disposition of debt securities by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of debt securities between Foreign Holders effected outside of Mexico.

Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of debt securities. There are no Mexican stamp, issue registration or similar taxes payable by a foreign holder with respect to debt securities.

United States Tax Considerations

The following is a summary of certain United States federal income tax considerations that may be relevant to a beneficial owner of debt securities that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the debt securities (a “U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in debt securities.

In addition, this summary deals only with investors that are U.S. holders who acquire the debt securities in the United States as part of the initial offering of the debt securities, who will own the debt securities as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors that own or are treated as owning 10% or more of our voting shares or who may be subject to special tax rules, such as banks, financial institutions, tax-exempt entities, insurance companies or dealers in securities or currencies, certain short-term holders of debt securities, or persons that hedge their exposure in the debt securities or will hold debt securities as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction. U.S. holders should be aware that the U.S. federal income tax consequences of holding the debt securities may be materially different for investors described in the prior sentence, including as a result of recent changes in law applicable to investors with short holding periods or that engage in hedging transactions.

This discussion also does not address all of the tax considerations that may be relevant to particular issuances of debt securities, such as debt securities offered at a price less than their stated principal amount or debt securities denominated in a currency other than the U.S. dollar. For information regarding any such special tax considerations relevant to particular issuances you should read the applicable prospectus supplement.

Payments of Interest and Additional Amounts

Payments of the gross amount of interest and additional amounts (as defined in “Description of the Debt Securities—Payment of Additional Amounts,” i.e., including amounts withheld in respect of Mexican withholding taxes) with respect to a debt security will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s method of tax accounting. Thus, accrual method U.S. holders will report stated interest on the debt security as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

Foreign Source Income and Foreign Tax Credits

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under U.S. tax law, for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income. Interest and additional amounts paid on the debt securities generally will constitute foreign source “passive income.” Gain or loss realized by a U.S. holder on the sale or other disposition of a debt security generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

The calculation and availability of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Disposition of Debt Securities

A U.S. holder generally will recognize gain or loss on the sale, redemption or other disposition of the debt securities in an amount equal to the difference between the amount realized on such sale, redemption or other disposition (less any amounts attributable to accrued but unpaid interest, which will be taxable as such) and the U.S. holder’s adjusted tax basis in the debt securities. Gain or loss realized by a U.S. holder on such sale, redemption or other disposition generally will be long-term capital gain or loss if, at the time of the disposition, the debt securities have been held for more than one year.

Information Reporting and Back-up Withholding

The paying agent may be required to file information returns with the U.S. Internal Revenue Service with respect to payments made to certain U.S. holders on the debt securities. A U.S. holder may be subject to backup withholding on the payments that the U.S. taxpayer receives on the debt securities unless such U.S. holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number on an IRS Form W-9, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. holder’s federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A holder or beneficial owner of debt securities that is not a U.S. holder (a “non-U.S. holder”) generally will not be subject to U.S. federal income or withholding tax on interest received on the debt securities. In addition, a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain realized on the sale of debt securities unless, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

PLAN OF DISTRIBUTION

At the time of offering any debt securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or a limited number of institutional purchasers; or (iii) through agents. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the securities to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may engage in transactions with us or perform services for us in the ordinary course of business.

Each series of debt securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of debt securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the debt securities.

EXPERTS

The consolidated financial statements of América Móvil, S.A. de C.V. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in our annual report on Form 20-F/A (Amendment No. 1) for the year ended December 31, 2003 incorporated by reference in this prospectus and registration statement have been audited by Mancera, S.C., an independent registered public accounting firm, a Member Practice of Ernst & Young Global, as set forth in their report thereon incorporated by reference elsewhere herein which, as to the years 2002 and 2001, is based in part on the report of PricewaterhouseCoopers, independent registered public accounting firm. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of Telecom Americas Ltd., for the year ended December 31, 2001 and the 186 day period ended December 31, 2000, incorporated in this prospectus by reference from America Movil, S.A. de C.V.’s annual report on Form 20-F/A (Amendment No. 1) for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, an independent registered chartered accounting firm, as stated in their report, which is incorporated by reference and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

VALIDITY OF THE DEBT SECURITIES

The validity of the debt securities under New York law will be passed upon by Cleary, Gottlieb, Steen & Hamilton or any other law firm named in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, certain matters of Mexican law relating to the debt securities will be passed upon by Galicia y Robles, S.C. Mr. Rafael Robles Miaja, a member of our Board of Directors and Corporate Secretary, is a partner at the firm Galicia y Robles, S.C.

ENFORCEABILITY OF CIVIL LIABILITIES

We and Telcel are corporations organized under the laws of Mexico, with our principal places of business (domicilio social) in Mexico City. In addition, most of our and Telcel’s respective directors, officers and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. Based on the opinion of Galicia y Robles, S.C., our Mexican counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

EXPENSES

The table on the following page sets forth the estimated expenses to be paid by the registrants in connection with the establishment of the shelf registration facility:

Securities and Exchange Commission registration fee	U.S.$	253,400
Legal fees and expenses		35,000
Accounting fees and expenses		90,000

Total	U.S.$	378,400

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement for debt securities, including exhibits, that we have filed with the Securities and Exchange Commission, or the SEC, on Form F-3 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2003, filed with the SEC on June 30, 2004, as amended by our report on Form 20-F/A, filed with the SEC on July 23, 2004 (SEC File No. 001-16269),

•	our report on Form 6-K, containing our unaudited condensed consolidated interim financial statements and notes thereto for the six-month periods ended June 30, 2004 and 2003, furnished to the SEC on October 1, 2004,

•	our report on Form 6-K, relating to our unaudited condensed consolidated results for the nine-month period ended September 30, 2004, furnished to the SEC on October 29, 2004,

•	any future filings on Form 20-F made with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Lago Alberto 366, Edificio Telcel I, Piso 2, Colonia Anáhuac, 11320, México D.F., México, Attention: Leonel Schofecker, Investor Relations, telephone (5255) 2581-4411.

PRINCIPAL EXECUTIVE OFFICES

América Móvil, S.A. de C.V. Lago Alberto 366 Colonia Anáhuac 11320 México, D.F. México	Radiomóvil Dipsa, S.A. de C.V. Lago Alberto 366 Colonia Anáhuac 11320 México, D.F. México

TRUSTEE, REGISTRAR, CALCULATION AGENT, PAYING AGENT AND TRANSFER AGENT

JPMorgan Chase Bank, N.A.

4 New York Plaza, 15th Floor

New York, New York 10004

LUXEMBOURG PAYING AGENT AND TRANSFER AGENT

JPMorgan Bank Luxembourg S.A.

6, route de Trèves

L-2633 Senningerberg

LUXEMBOURG LISTING AGENT

JPMorgan Bank Luxembourg S.A.

6, route de Trèves

L-2633 Senningerberg

LEGAL ADVISORS

To the Company as to U.S. law	To the Underwriters as to U.S. law

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017

To the Company as to Mexican law	To the Underwriters as to Mexican law

Galicia y Robles, S.C. Torre del Bosque Blvd. Manuel Avila Camacho 24 Colonia Lomas de Chapultepec 11000 México, D.F.	Mijares, Angoitia, Cortés y Fuentes Montes Urales No. 505 Colonia Lomas de Chapultepec 11000 México, D.F.

INDEPENDENT AUDITORS

Mancera, S.C., A Member Practice of Ernst & Young Global

Independent Registered Public Accounting Firm

Jaime Balmes No. 8

Colonia Los Morales Polanco

11510 México, D.F.